UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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IHEARTMEDIA, INC.
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LETTER FROM OUR INDEPENDENT DIRECTORS

April 17, 2026

Dear Fellow Stockholders:

On behalf of the independent directors of the Board of Directors (the "Board") of iHeartMedia, Inc. (the “Company”), thank you for your continued investment and confidence in the Company. We recognize that our primary responsibility is to you, and we are committed to maintaining and evolving our governance processes and independent oversight over the Company.

In connection with the 2026 Annual Meeting of Stockholders, we want to share with you some of the highlights of the work of the Board over the past year.

In 2025, the Board provided meaningful oversight and guidance to management during the Company's continued transformation driven by innovation and supported by data and technology. That Board oversight and interaction has helped reinforce the Company’s position as the number one audio company in the United States, reaching 9 out of 10 Americans every month.

Financial Discipline and Modernization

Throughout 2025, the Board engaged in consistent and transparent dialogue with management regarding strategic initiatives, capital management and our continuing commitment to rigorous financial discipline. The comprehensive debt refinancing completed in late 2024 provided the Company with flexibility to execute its strategy in 2025. This execution included the implementation of cost savings initiatives announced in 2024 which resulted in over $150 million of net cost savings this past year. We also announced cost savings initiatives which are expected to generate an additional $100 million of annual cost savings in 2026. The Board is pleased by the continued year-over-year growth of our Digital Audio Group segment, including our industry-leading podcast division, and wholeheartedly supports the Company’s strategic modernization initiative in our Multiplatform Group to introduce our broadcast radio advertising inventory into existing programmatic digital buying platforms.

Executive Leadership Continuity

This past summer, the Board approved extensions of the employment agreements for our Chairman and Chief Executive Officer, Robert Pittman, and our President and Chief Operating Officer, Richard Bressler, securing continuity in key leadership roles through 2029. These extensions reflect the Board’s belief in the strength and stability of the leadership team and are a signal of our confidence in leadership’s plans and long-term direction. The Board approved an important executive leadership transition with the appointment of Michael McGuinness as Chief Financial Officer, effective January 1, 2026. Mike’s elevation into the Chief Financial Officer role follows years of service within the organization as Deputy Chief Financial Officer and supports the Company’s long-term planning, capital structure management and disciplined financial stewardship. The Board also invited three senior members of the Company’s management team, including the Company’s newly hired Chief Business Officer, to attend all scheduled Board meetings in order for our directors to interact directly with key day-to-day leaders who report to our CEO and President.

Board Composition and Stockholder Engagement

The Board continues to focus on its collective skills and expertise that, taken together, promote effective corporate governance. Our highly qualified Board consists of eight directors (six of whom are independent) who have a complementary mix of tenures, backgrounds, skills and experiences that facilitate strong and independent oversight.

The Board prioritizes stockholder feedback and remains committed to maintaining an open line of communication with our stockholders. Over the past several years, we have increased the frequency and scope of our stockholder engagement activities, and we value the candid feedback we received during these meetings. During 2025, the Company reached out to stockholders representing approximately 72% of the Company’s outstanding Class A common stock for governance-focused engagement, including 23 of our top 30 institutional stockholders, with active participation from independent directors including our Lead Independent Director. Dialogue with stockholders has yielded valuable perspectives that the Board considered, alongside our voting results from the 2025 Annual Meeting, in its discussions on strategic, governance and executive compensation matters. As part of our demonstrated efforts to be responsive to stockholders, in 2026, the Performance Stock Units awarded to management have a three-year performance period only and do not include any shorter term (e.g., one-year) metrics. We also have enhanced the disclosure of the evolution of our compensation program in the Executive Compensation section of this Proxy Statement to illustrate our continued alignment with execution against our key financial and strategic goals.

Commitment to Long-Term Value Creation

Looking ahead, we believe the Company is well positioned to continue to build long-term value for our stockholders. iHeartMedia’s leadership in the audio category, coupled with a focus on growth across digital platforms and strategic shifts toward operational modernization and technological development provide a strong foundation for the future. We remain committed to supporting the execution of the Company’s long-term strategy, providing effective oversight and representing the interests of all stockholders with diligence and integrity.

We appreciate your ongoing trust and support and look forward to the year ahead.

Sincerely,

James A. Rasulo, Lead Independent Director
Samuel E. Englebardt
Robert Millard
Cheryl Mills
Graciela Monteagudo
Kamakshi Sivaramakrishnan

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2026

Dear Fellow Stockholder:

The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of iHeartMedia, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 4, 2026, at 10:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2026 and entering your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card. The Annual Meeting will be held for the following purposes:

Proposals
1	The election of the eight director nominees named in our proxy statement, each for a one-year term ending at the 2027 Annual Meeting of Stockholders
2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026
3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers
4	The approval of the second amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan
While all of the Company’s stockholders are invited to attend the Annual Meeting, only holders of record of our outstanding shares of Class A common stock at the close of business on April 7, 2026, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to InvestorRelations@iHeartMedia.com, stating the purpose of the request and providing proof of ownership of Company stock. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The holders of our Class B common stock and the holders of our Special Warrants are not entitled to notice of or to vote on any matter before the Annual Meeting.

Important Information for Holders of Class A Common Stock

It is important that your shares be represented regardless of the number of shares you may hold as of the Record Date. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope, which is addressed for your convenience and needs no postage if mailed in the United States. We encourage stockholders to submit their proxy by mail or via telephone or over the Internet. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The Company asks your cooperation in promptly submitting your proxy.

YOUR VOTE IS IMPORTANT

If you would like to attend the Annual Meeting, please refer to the logistical information in the section titled “Questions and Answers About the 2026 Annual Meeting of Stockholders.”
By Order of the Board of Directors,
David A. Hillman
Executive Vice President, Chief Legal Officer
and Secretary
April 17, 2026

Forward-Looking Statements
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast,” "goal," "commitment" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about capital and cost savings initiatives, future financial results and long-term value creation, executive leadership continuity and succession planning, stockholder engagement activities, and our business plans, strategies and initiatives, including our Corporate Responsibility initiatives, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included herein include, but are not limited to: risks associated to global economic or political uncertainty and our dependence on advertising revenues; competition, including increased competition from alternative media platforms and technologies; dependence upon our brand and the performance of on-air talent, program hosts and management; fluctuations in operating costs and other factors beyond our control; technological and industry changes and innovations; shifts in population and other demographics; risks related to our use of artificial intelligence; impact of acquisitions, dispositions and/or other strategic transactions; risks related to our indebtedness; legislative or regulatory requirements; impact of legislation and royalty audits on music licensing and royalties; regulations and concerns regarding privacy and data protection and breaches of information security measures; risks related to scrutiny and regulation of Corporate Responsibility matters; risks related to our Class A common stock; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise. Additionally, various disclosures made herein or elsewhere (including our website) are informed by third-party frameworks or other stakeholder expectations. Such information may not, and should not be interpreted as necessarily being "material" for purposes of our filings with the U.S. Securities and Exchange Commission, even if we use the words "material" or "materiality" herein or in other documents discussing such matters.
Corporate Responsibility disclosures in particular are often informed by frameworks that define materiality in a way that may differ from, and is often more expansive than, the definition for U.S. federal securities laws. Moreover, given the long timelines and uncertainties associated with certain matters, materiality can be difficult to predict in advance. The methodologies and data associated with such disclosures also continue to evolve, and we cannot guarantee that our approach will align with the preferences of any particular stakeholder. Even when we leverage frameworks for certain of our disclosures, we cannot guarantee, and no language of "alignment." "accordance," or similar should be taken to mean strict adherence and compliance to these frameworks. Our disclosures, whether based on such frameworks or otherwise, may change due to a variety of factors, including revisions in framework requirements, availability and quality of information, changes in our business or applicable government policy, or other factors, some of which may be beyond our control.

iHeartMedia, Inc.
20880 Stone Oak Parkway
San Antonio, TX 78258
EXECUTIVE SUMMARY
2026 Annual Meeting Information

Date and Time: Thursday, June 4, 2026 10:00 a.m. Eastern Time	Location: www.virtualshareholdermeeting. com/IHRT2026	Record Date: April 7, 2026	Proxy Mail Date: On or about April 17, 2026
How to Vote

By Internet: Visit the website listed on your Internet Notice or proxy card	By Phone: Call the telephone number on your proxy card	By Mail: If you received paper copies, sign, date and return your proxy card in the provided envelope	During the Annual Meeting: Participate in the Annual Meeting webcast using your 16-digit control number
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of iHeartMedia, Inc. (the “Company,” “iHeartMedia,” “iHeart,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, June 4, 2026 (the “Annual Meeting”), at 10:00 a.m. Eastern Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2026 and entering your 16-digit control number included on your proxy card. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 p.m. Eastern Time on June 3, 2026 and enter your 16-digit control number.
Only holders of record of outstanding shares of our Class A common stock (our “Class A stockholders”) at the close of business on April 7, 2026 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on the Record Date, there were 130,004,255 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. The holders of our Class B common stock and certain warrants to purchase shares of our Class A common stock or Class B common stock (the “Special Warrants”) issued in connection with our emergence from bankruptcy (“Emergence”) are not entitled to vote on any matter before the Annual Meeting. Our dual-class capital structure was created in connection with our Emergence to address the requirements of U.S. law and regulations that limit foreign ownership of our capital stock and that limit our investors' ownership of radio stations in the same market as one of our radio stations.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2025 (the “2025 Annual Report”) will be sent on or about April 17, 2026 to holders of our Class A common stock (as of the Record Date).
This section summarizes and highlights certain information contained in this proxy statement but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2025 Annual Report to Stockholders carefully before voting. Frequently asked questions and logistical information regarding the Annual Meeting is available in the section titled “Questions and Answers About the 2026 Annual Meeting of Stockholders” beginning on page 67.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders To Be Held on June 4, 2026:
THIS PROXY STATEMENT AND OUR 2025 ANNUAL REPORT ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT www.proxyvote.com.

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation
Proposal No. 1: Election of the eight nominees named in the proxy statement as directors, each for a one-year term ending at the 2027 Annual Meeting of Stockholders	6	Plurality of votes cast	FOR each director nominee
Proposal No. 2: To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026	23	Majority of votes cast	FOR
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	25	Majority of votes cast	FOR
Proposal No. 4: To approve the second amendment to the iHeartMedia, Inc., 2021 Long-Term Incentive Award Plan	26	Majority of votes cast	FOR

Director Nominees and Continuing Directors

			Committee Memberships
Director	Director Since	Independent	A	C	N&CG
Director Nominees
Robert W. Pittman (Chairman and CEO)	2011
James A. Rasulo (Lead Independent Director)	2019	✓	✓	Chair	✓
Richard J. Bressler	2008
Samuel E. Englebardt	2022	✓	✓	✓
Robert Millard	2025	✓	Chair	✓
Cheryl Mills	2020	✓		✓	Chair
Graciela Monteagudo	2021	✓	✓		✓(1)
Kamakshi Sivaramakrishnan	2019	✓			✓
(1)If reelected to our Board of Directors, Graciela Monteagudo will begin to serve on the Nominating and Corporate Governance Committee in addition to continuing to serve on the Audit Committee.

A = Audit Committee
C = Compensation Committee
N&CG = Nominating and Corporate Governance Committee

Fiscal 2025 Overview
In 2025, the Company advanced its position as the number one audio media company in the United States and transformation into a multiplatform company, driven by innovation and supported by data and technology, while also continuing our critical mission of providing vital support and connection to the communities we serve.

#1 Audio media company in the United States, reaching 90% of Americans every month	~5x the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton	345M+ social media fans & followers as measured by Shareablee
#1 Podcast publisher in the United States as measured by Podtrac	$3,865M in 2025 revenues	2X reach of the largest TV Network and 4X reach of the largest ad- enabled streaming audio player
Most #1 Ranked station groups across top 160 markets and largest 50 markets	26% Increase in podcast revenues compared to 2024	7% Increase in digital ex podcast revenues compared to 2024

Business Performance & Highlights
In 2025, we successfully navigated an uncertain advertising marketplace in a nonpolitical year as we continued to innovate and find new ways to engage with our consumers and advertising partners. We maintained our focus on cost efficiencies and disciplined capital management, resulting in achievement of $150 million of net cost savings in 2025 and the implementation of a cost savings initiative that is expected to generate $100 million of incremental savings in 2026. Our consolidated revenue excluding the impact of political advertising revenue increased, we continued to grow our digital business, including podcasting, and we outperformed the revenue performance of the radio industry (according to Miller Kaplan). Highlights include:

•Our stock price more than doubled (an increase of ~106%) over the twelve months ended December 31, 2025.
•Consolidated revenue of $3.9 billion was flat compared to prior year.
•Digital Audio Group revenue increased 14% as compared to the prior year, including a 26% increase in podcast revenue.
•Multiplatform Group revenue decreased 4% as compared to the prior year.
•Consolidated operating loss improved to $21 million compared to an operating loss of $763 million in the prior year.
•Consolidated net loss was $472 million compared to a net loss of $1.0 billion in the prior year.
•Consolidated Adjusted EBITDA1 decreased 3% to $686 million, from $706 million in the prior year.
•Cash flows from operating activities increased 30% to $93 million, from $71 million in the prior year.
•Adjusted Free Cash Flow1 decreased 72% to $31 million, compared to $109 million in the prior year.
•Cash balance and total available liquidity2 of $271 million and $640 million, respectively, as of December 31, 2025.
•Realized net cost reductions of $150 million in 2025.

1 See "Supplemental Disclosure Regarding Non-GAAP Financial Information" in Annex A.
2 Total available liquidity is defined as cash and cash equivalents of $271 million plus available borrowings under our ABL Facility of $369 million. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

Operational Highlights
In 2025, the Company continued to execute on its strategy to transform and innovate the Company, and the way we serve our customers and advertisers, through data and technology. Further, the Company continued to expand its industry leading position in content and distribution across broadcast radio, streaming digital radio, podcasts, social media, live events and influencers and personalities, as well as a best-in-class audio advertising technology and data solution for all forms of audio. The Company made important progress on its strategic goals, including as follows:

•iHeartMedia is the number one audio media company in the United States based on the consumer reach of its broadcast assets alone reaching 90% of Americans every month.
•We are the only company with a total audio advertising technology and data solution, providing both supply-side and demand-side services for all forms of audio — on-demand, broadcast radio, digital streaming radio, and podcasting.
•According to Nielsen, we have the most number one ranked station groups across the top 160 markets in the U.S., and across the largest 50 markets, with 73 and 25 number one station groups in these markets, respectively.
•Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with nearly five times the digital listening hours of the next largest commercial broadcast radio company, as measured by our subsidiary Triton.
•According to Podtrac, we are the number one podcast publisher in the United States with more monthly downloads than the next nine largest podcast publishers combined and have the most shows featured in the Top 10 and across 19 categories.
•iHeartMedia is also the number one sales network in podcasting, with approximately three times the downloads and monthly audience of the next largest U.S. sales network, according to Podtrac.
•We launched a video podcast partnership with Netflix, making Netflix the exclusive home for video versions of 15 top iHeart podcasts.
•We entered into a multiplatform partnership with TikTok that included the creation of the TikTok Podcast Network, new co-branded radio programming, and live-event integrations.
•Our personalities, stations and brands have a social footprint that includes over 345 million fans and followers, as measured by Shareablee, which is twelve times the size of the next largest commercial broadcast audio media company. This social footprint was at the heart of delivering 60 billion social media impressions for our 2025 iHeartRadio Music Festival.
•We held seven nationally recognized tentpole events with some of the biggest names in music, as well as our local events, all of which provide significant opportunities for consumer promotion, advertising and social amplification.
•We launched our "Guaranteed Human" initiative, a company-wide pro-human, pro-creator authenticity commitment.
•We expanded and invested in our programmatic advertising initiatives and relationships, including partnerships with Demand-Side Platforms ("DSPs"), including Amazon, to include our broadcast radio inventory on their programmatic advertising platforms.

Corporate Governance Highlights
iHeartMedia is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders. The following chart provides an overview of our corporate governance practices:

Independent Oversight

All of our non-employee director nominees (6 of 8 director nominees) are independent
Strong lead independent director role with well-defined responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board
Regular executive sessions of non-employee directors at Board meetings (chaired by lead independent director) and committee meetings (chaired by independent committee chairs)
100% independent Board committees
Active Board and committee oversight of the Company’s strategy and risk management

Board Effectiveness

Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy and are in compliance with our overboarding policy
Annual assessment of director skills and experience to ensure Board is well positioned to provide effective oversight of the Company’s strategy
Highly engaged Board with all incumbent directors having attended over 75% of all meetings of the Board and committees on which they served in 2025
Annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee
Ongoing director education

Stockholder Rights	Annual director elections No supermajority voting requirement to amend bylaws or charter Directors can be removed without cause No poison pill
Good Governance Practices

Development and periodic review of succession plans for members of senior management
Robust year-round stockholder engagement program with independent director participation
Code of Business Conduct + Ethics ("Code of Conduct") applicable to directors and all employees, which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability
We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s Chief Legal Officer
Stock ownership guidelines for directors and executive officers and clawback policy for recovery of erroneously awarded time-vesting or performance-vesting incentive-based equity compensation from executive officers
Responsible corporate citizenship and environmental initiatives
Annual review of Governance Guidelines and committee charters

PROPOSAL ONE—ELECTION OF DIRECTORS
The current term of office of the Company’s eight directors expires at the Annual Meeting. The Board proposes that the following eight director nominees be elected for a term of one year and until their successors are duly elected and qualified: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Robert Millard, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan. The Board and the Nominating and Corporate Governance Committee believe that the eight director nominees encompass a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. For further information on the make-up of our board, please refer to "Board Composition" below.

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of the persons nominated by the Board.
If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Robert Millard, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan as directors. Each nominee currently serves on our Board. Each nominee has consented to being named in this proxy statement and has indicated their willingness to continue to serve if elected. However, if any such director nominee should be unable to serve, or for good cause will not serve, the shares of Class A common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

Our Director Nominees
Director Biographies

Director Since: 2011 Age: 72 Committee Memberships: • None
ROBERT W. PITTMAN

Mr. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. Mr. Pittman was also the Executive Chairman of Clear Channel Outdoor Holdings, Inc. (“CCOH”) from January 2012 to March 2015 and Chairman and Chief Executive Officer of CCOH from March 2015 to May 2019. Mr. Pittman served as a director of CCOH from October 2011 to May 2019. From November 2010 to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for the Company and iHeartCommunications. He was the founding member and investor in the Pilot Group LP (“Pilot Group”), a private equity investment firm, from April 2003 until the winding up of that entity in September 2022. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001 and President and CEO of AOL Networks from October 1996 to February 1998. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, and we believe his extensive media experience gained through the course of his career is valuable to the Board.

Director Since: 2019 Age: 70 Committee Memberships: • Audit Committee • Compensation Committee (CHAIR) • Nominating and Corporate Governance Committee
JAMES A. RASULO

Mr. Rasulo was formerly an executive at The Walt Disney Company ("Walt Disney") from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo served on the board of Saban Capital Acquisition Corporation from September 2016 to April 2019, where he sat on the Audit Committee. Mr. Rasulo also serves on the board of the Los Angeles Philharmonic Association. Mr. Rasulo is a graduate of Columbia University and received his M.A. and M.B.A. from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

Director Since: 2008 Age: 68 Committee Memberships: • None
RICHARD J. BRESSLER

Mr. Bressler has served as our President and Chief Operating Officer since February 2015. From July 2013 to December 2025, Mr. Bressler also served as our Chief Financial Officer. Mr. Bressler also served as the Chief Financial Officer of CCOH from July 2013 to May 2019 and has served as one of our directors since July 2008. Prior thereto, Mr. Bressler was a Managing Director at the private equity investment company, Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. ("Viacom") from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. ("Time Warner"). Prior to joining Time Inc. (which became Time Warner in 1990) in 1988, Mr. Bressler was a partner with the accounting firm of EY since 1979. Mr. Bressler also currently is a director of Gartner, Inc., a research and consulting services company, where he serves on the Audit Committee and sits on the Mount Sinai Medical Center Foundation, a non-profit hospital. Mr. Bressler previously served as a member of the boards of directors of Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler’s experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL, Gartner and EY are all important contributions to the Board.

Director Since: 2022 Age: 48 Committee Memberships: • Audit Committee • Compensation Committee
SAMUEL E. ENGLEBARDT

Samuel Englebardt has served as a Co-founder and Partner at Galaxy Digital, a technology-driven financial services and investment management firm, since 2018 and the Founding General Partner of Galaxy Interactive, a venture capital franchise focused on companies operating at the intersection of content, finance and technology, since 2018. From 2017 to 2018, Mr. Englebardt was Partner and Managing Director at Galaxy Investment Partners. He is a media and technology investor and content producer who has created, acquired and/or financed a broad range of traditional and digital businesses and dozens of video games, films and television shows over the past decade. Prior to Galaxy Digital, Mr. Englebardt was a Partner and Managing Director at Lambert Media Group (“LMG”) from 2007 to 2016, where he managed a portfolio of media-sector private equity investments. Before LMG, Mr. Englebardt was a Vice President and Financial Advisor at Alliance Bernstein from 2006 to 2008. He has also served on the board and corporate governance and nominating committee of Healwell AI, Inc., since January 2025 and on the board of FutureCrest Acquisition Corp., since September 2025. Mr. Englebardt earned his J.D. from Harvard Law School and received his B.A. in philosophy and political science from the University of Colorado at Boulder. Mr. Englebardt’s deep experience with digital assets and content is invaluable to the Board as it expands its digital business.

Director Since: 2025 Age: 75 Committee Memberships: • Audit Committee (CHAIR) • Compensation Committee
ROBERT MILLARD

Mr. Millard is the current Lead Independent Director and former Chairman of the board of directors of L3Harris Technologies, Inc., a major defense technology company, and its predecessor, L3 Technologies, which Mr. Millard cofounded and where he has served in various capacities since 1997. He has also served on the board of directors of Evercore Inc. since 2012. He formerly served as Chairman of the MIT Corporation from 2014 to 2020, where he continues to serve as Chairman Emeritus, and was also a member of the MIT Investment Management Company endowment board. Prior to becoming Chairman of MIT Corporation, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from MIT. The Board believes that Mr. Millard’s significant business, finance and strategic planning experience will be valuable contributions to the Board.

Director Since: 2020 Age: 61 Committee Memberships: • Nominating and Corporate Governance Committee (CHAIR) • Compensation Committee
CHERYL MILLS

Ms. Mills is Founder and Chief Executive Officer of the BlackIvy Group LLC, a private company that builds and operates businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and as Secretary of the Board of Trustees. She also served as Senior Vice President for Corporate Policy and Public Programming at Oxygen Media from 1999 to 2001. Prior to joining Oxygen Media, Ms. Mills served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills currently serves on the board of directors of BlackRock, Inc., a financial services company that she joined in 2013. She previously served on the board of directors of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, from 2003 to 2006. Ms. Mills received her B.A. from the University of Virginia and her J.D. from Stanford Law School. Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Director Since: 2021
Age: 59
Committee Memberships:
• Audit Committee
• Nominating and Corporate Governance Committee(1)
(1)If reelected to our Board of Directors, Graciela Monteagudo will begin to serve on the Nominating and Corporate Governance Committee in addition to continuing to serve on the Audit Committee.

GRACIELA MONTEAGUDO

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a producer and distributor of dairy-based products from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company, a global manufacturer of infant formula, from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Prior to that, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club. Ms. Monteagudo has served as a director of WD 40 Company since June 2020, where she serves on its nominating/governance, compensation, and finance committees, and as a director of ACCO Brands Corp since 2016, where she serves on its compensation and human capital committee and chairs its nominating, governance and sustainability committee. Ms. Monteagudo holds a National Association of Corporate Directors (NACD) Directorship Certification as well as ESG/Climate leadership certifications from Berkeley Law and Diligent. She received her B.S. in Industrial Engineering from Universidad Panamericana and her M.B.A. from Instituto Tecnológico Autónomo de México. Ms. Monteagudo brings to the Board a range of commercial and public company leadership experiences, as well as expertise in digital marketing, e-commerce, consumer goods and international operations, all of which the Board believes are important contributions to the Board.

Director Since: 2019 Age: 50 Committee Memberships: • Nominating and Corporate Governance Committee
KAMAKSHI SIVARAMAKRISHNAN

Ms. Sivaramakrishnan is GM of Snowflake Data Clean Rooms at Snowflake, a cloud-based data company. Ms. Sivaramakrishnan founded and served as Chief Executive Officer of Samooha Inc., a data collaboration company acquired by Snowflake in 2023. Ms. Sivaramakrishnan previously founded and served as Chief Executive Officer of Drawbridge Inc. ("Drawbridge"), an identity management company acquired by LinkedIn, a Microsoft company, in 2019, where Ms. Sivaramakrishnan later led the Drawbridge integration and identity charter for LinkedIn Marketing Solutions until 2021. Earlier in her career, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google. Ms. Sivaramakrishnan also previously served on the board of directors of LiveRamp Holdings, Inc. Ms. Sivaramakrishnan received her Ph.D. in Information Theory and Algorithms from Stanford University. Ms. Sivaramakrishnan’s entrepreneurial leadership, expertise in data and technology, and business acumen bring valuable strategic and innovation insight to the Board.

CORPORATE GOVERNANCE
Governance Overview

We are committed to maintaining robust governance practices and a strong ethical culture that benefits the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:

•Independent Oversight. A majority of the current directors of the Board (6 of 8) are independent directors, including a lead independent director role with well-defined responsibilities and fully independent Board committees, as defined by the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) and applicable rules of the Securities and Exchange Commission ("SEC"). Executive sessions of Board and Committee meetings are regularly held without management present.
•Annual Director Elections. All of our directors are elected annually.
•Prohibition on Hedging and Pledging. We prohibit all directors and executive officers from engaging in hedging transactions, including options (such as puts or calls) or other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit all directors and executive officers from pledging Company securities, unless specifically pre-approved by the Company’s Chief Legal Officer.
•Committee Charters. Each Board committee operates under a written charter that has been approved by the Board and annually reviewed and, if necessary, amended.
•Board and Committee Self-Evaluations. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees.
•Limitations on Other Boards. Directors are expected to be available to serve and to ensure that their involvement on other boards of directors does not interfere with their ability to carry out their responsibilities. The Governance Guidelines provide that a director who serves as chief executive officer of a public company shall not serve on the boards of more than two public companies (not including the Company) and all other directors may not serve on the boards of more than four public companies (not including the Company) without prior approval of the Board.
•Frequent and Robust Stockholder Engagement. The Company has a robust year-round stockholder engagement program pursuant to which the Company participates in investor conferences and holds numerous meetings with stockholders to discuss various topics, including its financial performance, strategy, corporate governance, management succession planning and executive compensation program. During 2025, the Company reached out to approximately 72% of the Company’s outstanding Class A common stock for governance-focused engagement, including 23 of our top 30 institutional stockholders. The Company met with stockholders representing approximately 62% of the Company’s outstanding Class A common stock with active participation from independent directors including our Compensation Committee Chair.
•Stock Ownership Guidelines. Our directors and senior executives are subject to stock ownership guidelines.
•Annual Say on Pay Vote. We hold an annual say-on-pay vote so that our stockholders are able to provide annual feedback on our executive compensation program.
•Clawback Policy. We have adopted a clawback policy consistent with Nasdaq Rules that requires our executive officers to repay erroneously awarded cash and equity incentive-based compensation following certain corrections to our financial statements.
•No poison pill. The Company does not have a poison pill in place.

•No supermajority voting requirements. The Company’s Fifth Amended and Restated Certificate of Incorporation, as amended (the "Charter"), and Fourth Amended and Restated Bylaws (the "Bylaws") do not require any supermajority voting requirements for any matters considered by stockholders.
•Management Development and Succession Planning. The Board engages in active review of management development and of short and long-term succession plans for members of senior management and invites select members of senior management to attend all Board meetings.
•Corporate Responsibility. iHeartMedia is dedicated to serving the communities in which we live and work – especially in times of need – and we are equally committed to strengthening our Corporate Responsibility strategy and advising our management of the most pertinent opportunities and risks to our business including, as applicable, its relationship with our communities, planet and other stakeholders, and reporting our progress in our Corporate Responsibility Report and Annual Impact Report. For more details, please see "Corporate Responsibility and Human Capital" in the proxy statement and our Corporate Responsibility and Annual Impact Reports, which are available on our website at www.iheartmedia.com.
•Ethics & Compliance. Our Code of Conduct, which applies to all iHeartMedia employees and directors, reinforces our core values and helps drive our workplace culture of compliance, ethical standards, integrity and accountability.
•Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Hotline”) that permits the anonymous reporting of violations of our Code of Conduct and other concerns. All Hotline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee quarterly.

Our Board has adopted the Governance Guidelines, Code of Conduct and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Governance Guidelines and our Code of Conduct in the “Governance” section of our website located at www.iheartmedia.com, or by writing to our Secretary at our offices at 20880 Stone Oak Pkwy, San Antonio, Texas 78258.

Board Composition
Our Board currently consists of eight (8) members: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Robert Millard, Cheryl Mills, Graciela Monteagudo, and Kamakshi Sivaramakrishnan.

Director Independence
Our Board of Directors has affirmatively determined that Messrs. Rasulo, Englebardt, and Millard and Mses. Mills, Monteagudo, and Sivaramakrishnan are each an “independent director,” as defined under the Nasdaq Rules and under the standards adopted by the Board in the Company’s Governance Guidelines that are available on our website, at www.iheartmedia.com.

Director Candidates
The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.
To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may identify potentially qualified director candidates through a number of channels, including soliciting our current directors and executives for the names of potentially qualified candidates or asking directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director. All of our directors were previously elected by stockholders.
In accordance with our Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider, in addition to experience, skills and expertise, a candidate’s (i) experience in positions with a high degree of responsibility; (ii) leadership roles in organizations with which they are affiliated; (iii) the time, energy, interest and willingness to serve as a member of the Board; and (iv) contributions they can make to the Board and oversight of the Company’s business. The Board evaluates each candidate in the context of the Board as a whole, with the objective of recommending candidates who, as part of a group, can best perpetuate the success of the Company's business and represent stockholder interests through the exercise of sound judgment leveraging the group’s mix of backgrounds and experience.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Nominating and Corporate Governance Committee, c/o Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications From Stockholders
Stockholders and other interested parties may contact the Board as a group, a specified Board committee or individual members by writing to the following address: iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Stockholder Engagement
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. This includes the regular dialogue that members of senior management have around quarterly earnings, participation in investor conferences and one-on-one dialogue as well as primarily governance-focused dialogue, which includes participation from both senior management and independent directors. For the past several years, we have increased the frequency and scope of our governance-focused stockholder engagement activities to proactively collect feedback that we share with our Board and that has led to informed responsive changes to our governance and compensation practices when appropriate.

Year-round Engagement Program

During 2025, the Company contacted stockholders representing approximately 72% of the Company’s outstanding Class A common stock and proxy advisory firms, including 23 of our top 30 institutional stockholders. We engaged with all stockholders and proxy advisors who expressed interest in meeting, and as such, we met with stockholders representing approximately 62% of outstanding Class A common stock. Engagement included participation in investor conferences, individual one-on-one meetings and correspondence with stockholders. Members of our management team participated in these meetings; our independent directors, including our Lead Independent Director (who also serves as our Compensation Committee Chair) also participated in various meetings with stockholders. Independent directors met with stockholders representing 21% of our Class A common stock.

The primary areas of discussion during these engagements included our financial performance, strategy, Board refreshment and composition, management succession planning, our executive compensation design and other governance matters. We also discussed our approach to equity-based compensation and sought stockholder views on how they assess equity plan amendment requests. The feedback from these meetings provides the Company with important insights that are discussed with management and shared with the full Board and the relevant committees of the Board, as appropriate. The Company remains committed to ongoing engagement with its investors on a regular basis.

Self-Evaluation
Our Board conducts an annual self-evaluation process to determine whether the Board, its committees and the directors are functioning effectively. This includes survey materials and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee, as well as each committee and the full Board’s respective results. The survey materials solicit feedback on board composition, board process and function, board responsibilities and board committees. The directors use the results to identify trends and themes and discuss potential action items in order to increase the effectiveness of the Board and its committees. Each committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the committee members, including the committee chair. In addition, focus areas identified through the evaluation are incorporated into the Board’s agenda for the following year. All directors are encouraged to make suggestions on improvement of the Board’s or the committees’ practices at any time.

Board Leadership Structure
The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director, along with our President and Chief Operating Officer and five other highly qualified, active independent directors. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of the relevant circumstances. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that it believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including for the following reasons:

•Our Chief Executive Officer is more familiar with our business and strategy than a non-employee chairman and is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Independent Director, leadership in focusing its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance;
•A single Chairman and Chief Executive Officer provides strong and consistent leadership for our Company;
•A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice;
•The structure allows for efficient decision-making and focused accountability;
•Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman; and
•Our strong Lead Independent Director provides similar benefits to those associated with an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Pittman to serve as Chairman and Chief Executive Officer, considering the strong and well-defined role of our Lead Independent Director and other corporate governance practices that provide independent oversight of management.

Our Governance Guidelines provide that, if our Chairman of the Board is not an independent director, the independent directors will select an independent director to act as Lead Independent Director. Since 2019, James A. Rasulo has served as our Lead Independent Director. The Lead Independent Director’s responsibilities include:
•Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and of non-management directors;
•Having discretion to call meetings of the independent directors;
•Facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
•Serving as the principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;
•Communicating, as appropriate in his or her judgment, to the Chairman and management any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings;
•Providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;
•Working with the Chairman to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;
•Working with the Chairman on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board;
•Authorizing the retention of advisors and consultants who, when appropriate, report directly to the Board;
•In consultation with the Nominating and Corporate Governance Committee, reviewing and reporting on the results of the Board and committee performance evaluations;
•Periodically meeting on an individual basis with independent directors to discuss Board and committee performance, effectiveness and composition;
•Leading the independent directors’ evaluation of the effectiveness of the Chairman (as Chairman), including his or her interactions with directors and ability to provide leadership and direction to the Board;
•If requested, and in coordination with management, to be available for consultation and direct communication with stockholders; and
•Participating in crisis management oversight, as appropriate under the circumstances.
The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent directors, a strong and well-defined Lead Independent Director role with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of the Company.

Board’s Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. Our risk management philosophy strives to:
•Timely identify the material risks that we face;
•Communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•Implement appropriate and responsive risk management strategies consistent with our risk profile; and
•Integrate risk management into our decision-making.
The Board has designated the Audit Committee to broadly oversee risk management in accordance with our Audit Committee charter. Under the oversight of the Audit Committee, and with the support of the compliance function and the internal and external audit functions, we operate an enterprise-wide risk management governance framework that sets standards and provides guidance for the identification, assessment, monitoring and control of the most significant risks facing the Company and that have the potential to affect stockholder value, our customers and colleagues, the communities in which we operate and the safety and soundness of the Company. The Audit Committee then oversees the implementation and effectiveness of strategies to address these risks. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

Our Audit Committee is also responsible for overseeing the quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and cybersecurity risks. The Audit Committee receives annual reports from management on information security and privacy matters, including our cybersecurity risks. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as certain incidents with lesser potential impact. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Compensation Committee oversees risks related to the Company’s compensation practices and policies. Our Nominating and Corporate Governance Committee oversees risks related to governance matters as well as corporate responsibility including environmental, social and sustainability topics. The Board believes that its role in the oversight of our risks supports its determination that the Board’s leadership structure effectively maintains independent oversight of the Company.

The Company’s risk oversight framework and key areas of responsibility are illustrated below:

Board of Directors
Our Board of Directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Our Audit Committee is responsible for overseeing risk assessment and management, including quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and data privacy and cybersecurity risks.	Our Compensation Committee oversees the risks related to the Company's compensation practices and policies as well as our strategies and policies for human capital management.	Our Nominating and Corporate Governance Committee oversees risks related to governance and board composition matters as well as corporate responsibility strategies.

Management
Our Management is responsible for our day-to-day risk management activities.

Code of Conduct
Our Code of Business Conduct & Ethics applies to all of our officers, directors and employees, including our principal executive officer, principal financial officers and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our website at www.iheartmedia.com. We intend to satisfy the disclosure required by law or Nasdaq listing standards regarding any amendment to, or waiver from, a provision of the Code of Conduct by posting such information on our website at www.iheartmedia.com.

Governance Guidelines
We operate under Governance Guidelines that set forth our corporate governance principles and practices on a variety of topics, including director qualifications, director responsibilities, board leadership, and the composition and functioning of the Board. Our Governance Guidelines are designed to maximize long-term stockholder value, align the interests of the Board with those of our stockholders and promote high ethical conduct among our directors. The Governance Guidelines include the following key practices to assist the Board in carrying out its responsibility for the business and affairs of iHeartMedia:

1. Director Responsibilities. The basic responsibility of a director is to exercise his or her business judgment and act in what he or she reasonably believes to be in the best interests of iHeartMedia and its stockholders. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

2. Executive Sessions of Non-Management Directors. The non-management directors and/or the independent directors conduct executive sessions, without management participation, as part of each regularly scheduled Board meeting, and may do so at special Board meetings.

3. Board Access to Senior Management. Directors have access to iHeartMedia’s management, employees and advisors and can initiate contact or meetings through the CEO, the Chair or Lead Independent Director, if any, or any other executive officer.

4. Board Access to Independent Advisers. The Board and each Board committee have the power to retain independent legal, financial or other advisors as they may deem necessary, at our expense.
5. Board Tenure. The Board believes that term limits on director service and a predetermined retirement age impose arbitrary restrictions on Board membership that may deprive the Board of insights and knowledge of the Company gained over time and multiple business cycles. The Board’s annual performance evaluation described above is a significant determinant for continuing service on the Board. The Board’s goal is to maintain a mix of tenures so that the Board has a balance of fresh perspectives and continuity of experience.

6. Directors who Change their Current Job Responsibilities. A director who changes the nature of the job he or she held when elected to the Board shall tender his or her resignation from the Board, subject to acceptance by the Board, by sending such resignation to the chair of the Nominating and Corporate Governance Committee. This provides an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances. The Nominating and Corporate Governance Committee will then review the director’s continuation on the Board in light of all the circumstances and recommend to the Board whether the Board should accept such proposed resignation or request that the director continue to serve on the Board.

7. Service on Multiple Boards. Each director is expected to be available for a significant time commitment. A director who serves as a chief executive officer of a public company may not serve on the board of directors of more than two public companies (not including the Company) without prior approval of the Board. All other directors may not serve on the board of directors of more than four public companies (not including the Company) without prior approval of the Board.

8. Management Development and Succession Planning. The Compensation Committee regularly considers management development and succession planning, including short-term succession planning for certain of the Company’s most senior management positions in the event that all or a portion of such members of senior management should unexpectedly become unable to perform their duties. As part of our active management development and succession planning efforts, the Board invites select members of senior management to attend all Board meetings.

Insider Trading Policy
Our Board has adopted an Insider Trading Compliance Policy and Procedures (“Insider Trading Policy”), which governs the purchase, sale, and other transactions in the Company’s securities by our directors, executive officers and employees, as well as certain other persons (collectively, “covered persons”), which we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations. Among other things, our Insider Trading Policy (a) prohibits covered persons from purchasing or selling the Company’s securities while in possession of material, non-public information relating to the Company except under pre-approved trading plans that meet the requirements of Rule 10b5-1 (“Rule 10b5-1 plans”) under the Securities Exchange Act of 1934 as amended (the "Exchange Act") and certain other limited exceptions and (b) specifies (i) our quarterly blackout periods, (ii) our pre-clearance procedures, (iii) additional prohibited transactions and (iv) requirements regarding pre-approved Rule 10b5-1 trading plans. In addition, the policy prohibits covered persons from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy attached as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 2, 2026.

Executive Sessions
The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Lead Independent Director.

Attendance by Members of the Board of Directors at Meetings
There were 12 meetings of the Board during the fiscal year ended December 31, 2025. During the fiscal year ended December 31, 2025, each incumbent director attended at least 75% of the meetings of the Board and committees on which such director served that occurred while such director served on the Board or such committee(s). In addition, all of our current directors attended our 2025 annual meeting of stockholders.
Under our Governance Guidelines, which are available on our website at www.iheartmedia.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which he or she serves. Pursuant to the Company’s Governance Guidelines, we expect Board members to attend the Annual Meeting.

Board Committees
The below table outlines our current Board committee composition as of April 17, 2026.

Committee Memberships
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert W. Pittman
James A. Rasulo		CHAIR
Richard J. Bressler
Samuel E. Englebardt
Robert Millard	CHAIR
Cheryl Mills			CHAIR
Graciela Monteagudo
Kamakshi Sivaramakrishnan

   CHAIR = Committee Chair
     = Member

Audit Committee Met 4 times in 2025 Current Committee Members: Robert Millard (CHAIR) Samuel E. Englebardt Graciela Monteagudo James A. Rasulo

Primary Responsibilities Include:

● annually evaluate, determine the selection of and, if necessary, determine the replacement or rotation of the independent registered public accounting firm;

● approve or pre-approve all auditing and non-audit services provided by the independent registered public accounting firm;

● annually review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;

● review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;

● review with management, the internal auditors and the independent registered public accounting firm, our system of internal control, financial and critical accounting practices and our policies relating to risk assessment and risk management, including legal and ethical compliance programs;

● review information technology procedures and controls and receive annual briefings from senior management on information security matters, including as they relate to data privacy and cybersecurity;

● review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

● review material pending legal proceedings involving the Company and other material contingent liabilities.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of Nasdaq and the SEC, as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Robert Millard, Samuel E. Englebardt and James A. Rasulo qualifies as an “audit committee financial expert” as defined by SEC rules.

Report

The Report of the Audit Committee is included on page 24 of this proxy statement.

Nominating and Corporate Governance Committee Met 3 times in 2025 Current Committee Members: Cheryl Mills (CHAIR) James A. Rasulo Kamakshi Sivaramakrishnan
Primary Responsibilities Include:

● identify individuals qualified to become members of our Board and recommend director nominees to the Board;
● periodically review the Board’s Governance Guidelines and consider other governance matters and, as appropriate, make recommendations to the Board;
● establish any qualifications, desired background, expertise and other selection criteria for members of our Board and any committee;
● annually review committee assignments and make recommendations to the Board;
● oversee strategies, policies, practices and risks related to Corporate Responsibility matters;
● consider other governance matters, and as appropriate, make recommendations to the Board; and
● oversee the annual self-evaluation process of the Board and its committees.

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq rules.

Compensation Committee Met 5 times in 2025 Current Committee Members: James A. Rasulo (CHAIR) Samuel E. Englebardt Robert Millard Cheryl Mills
Primary Responsibilities Include:

● review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels;
● approve all awards to executive officers under our incentive compensation plans, as well as adopt, administer, amend or terminate such plans;
● perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of our Board or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;
● approve all awards to employees, executives and officers under our equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;
● consider the results of the most recent stockholder advisory vote on executive compensation and to the extent the Compensation Committee determines it appropriate to do so, take such results into consideration in connection with the review and approval of executive officer compensation;
● assist our Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;
● administer and oversee the Company’s compensation recovery policy and stock ownership guidelines and approve, or recommend to the Board for approval, any changes to such policy;
● review the Company’s employee compensation policies and practices as they relate to risk management to determine whether such compensation practices and policies could be reasonably likely to have a material adverse effect on the Company;
● if applicable, review and discuss with management the Compensation Discussion and Analysis ("CD&A") and, based on that review and discussion, recommend to our Board that the CD&A be included in the proxy statement or annual report on Form 10-K;
● produce a Compensation Committee report on executive compensation for inclusion in the proxy statement or annual report, if required; and
● make recommendations to the Board regarding non-employee director compensation.

Independence

Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Report

The Report of the Compensation Committee is included on page 48 of this proxy statement.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of James A. Rasulo, Samuel E. Englebardt, Robert Millard, and Cheryl Mills. Kamakshi Sivaramakrishnan also served on the Compensation Committee in 2025. None of Mr. Rasulo, Mr. Englebardt, Mr. Millard, Ms. Mills or Ms. Sivaramakrishnan is or has been an officer or employee of the Company.
During 2025, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

CORPORATE RESPONSIBILITY AND HUMAN CAPITAL

Serving all of our communities across America is the core of what we do, and we place great emphasis on serving the neighborhoods and communities in which we live and work through our broad range of portfolio of platforms and assets—broadcast, digital, podcasts, personalities, influencers, social, live events and more.

As the number one audio company in the United States, and the largest broadcast radio company, the communities we serve are core to our business and purpose. Our extensive community programs are built on the idea that through public awareness and education we can drive attention and action to bring deeper understanding of both world issues and individual community matters, all the while making the content we provide more meaningful to our listeners.
In 2025, iHeartMedia supported thousands of local and nonprofit organizations nationwide and raised hundreds of millions of dollars for critical issues, both in the U.S. and globally, through:

▶Media Inventory in the form of radio and digital PSAs and weekly long-form public affairs shows addressing specific local concerns.
▶Taking Action on air, digitally and on-site with our employees and personalities in communities facing disasters.
▶Championing the Missions of various nonprofit groups.
▶Advocating the Issues by engaging local officials and decision makers through our Local Advisory Boards, which are local boards in select markets that carefully monitor public opinion and assist our teams in identifying and implementing projects that enable meaningful public service in each community.
▶Supporting Locally Significant Events like walkathons, fundraising events and supply drives.

4 Million	$239 Million	30,148	~1,120
PSAs	Donated Media Value	Hours of Public Affairs Programming	National and Local Nonprofits Supported

The Company’s local and national campaigns primarily fall into these categories:
For more information on our commitment to advance corporate responsibility issues and positive impact in our communities, please review our Corporate Responsibility and Community Impact Reports (pictured below), which are available on our website at www.iheartmedia.com.

Human Capital
Our employees are iHeartMedia's most valuable resource and we are committed to attracting and retaining a skilled and talented workforce. Our focus is on fostering a workplace that encourages growth, development, and progression for every team member. We prohibit all forms of harassment against applicants and employees based on any legally recognized basis and without retaliation. Our Human Rights Statement, Code of Conduct and Political Participation Policy serve as guiding principles for how our company operates and conducts business to help ensure that we are fair, ethical and transparent.
Supporting Our People
We make significant investments in our people and provide competitive pay and comprehensive benefits, including:

▶Employer sponsored health insurance
▶Company provided life insurance and preventative health support
▶Paid sick and vacation days
▶Paid holidays, including spirit days so that our employees may volunteer in their community
▶401(k) plan
▶Mental health care and resources
▶Paid parental leave
▶Fertility benefits
▶An Employee Assistance Program, for full-time employees and their eligible dependents
▶Various voluntary benefits including hospital indemnity, accident insurance, identity theft, pet health and legal insurance
▶A variety of extensive trainings throughout the year for our employees to engage in
▶iHeartMedia established the iHeartMedia Disaster Relief Fund to aid families of our own team members who are impacted by natural disasters
Talent Development and Education
We invest in creating opportunities to help employees grow and build their careers through training, professional development and educational programs. We also encourage Company-wide input regarding our Company’s key organizational values, and continually provide opportunities for our team members to offer recommendations, insights and key learnings.

▶Oversight: Management regularly reviews human capital priorities and progress as part of ongoing leadership and governance discussions.
▶Ethics: We maintain a strong culture of ethics and integrity through mandatory annual Code of Conduct training for all employees, reinforcing accountability, ethical decision-making, and compliance across the organization.
▶Performance Management: iHeartMedia strengthened its performance culture this past year by expanding its performance management process to all full-time employees and introducing a skills-based assessment that establishes a consistent evaluation framework that supports meaningful development conversations.
▶Skill based learning: We expanded access to curated learning aligned to our skills framework, supporting continuous growth, cross-functional collaboration and internal mobility, backed by expanded learning content.
▶Recognition: To support an inclusive and connected culture, we introduced recognition initiatives in 2025 designed to increase visibility into individual contributions and reinforce our shared values.

Workplace Safety
Employee health and safety in the workplace is of the utmost importance to our Company. We believe that all employees, regardless of our job role or title, have a shared responsibility in the promotion of health and safety in the workplace. We are collectively committed to providing and following all public health and safety laws and rules, including internal policies and procedures. This means carrying out Company activities in ways that preserve and promote a clean, safe and healthy environment.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice.
EY has served as our independent registered public accounting firm since at least 1986. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of EY is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.
In the event that the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2027. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.
Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2026.
Principal Accountant Fees and Services
The following table summarizes the fees of EY, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category (in thousands)	2025	2024
Audit Fees(1)	$2,585	$2,926
Audit-Related Fees(2)	—	—
Tax Fees(3)	996	578
All Other Fees(4)	—	—
Total Fees	$3,581	$3,504
(1)Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.
(2)Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, and due diligence related to mergers and acquisitions.
(3)Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.
(4)All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee shall approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the Company’s independent registered public accounting firm. During 2025, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee also reviewed non-audit services provided by EY during 2025 and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the internal auditors and the Board. The Audit Committee’s purpose includes assisting the Board in its oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. EY, our independent registered public accounting firm, is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with EY matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence.
The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2025 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.
By the Audit Committee of the Board of Directors of iHeartMedia, Inc.:
Robert Millard, Chair
Samuel E. Englebardt, Member
Graciela Monteagudo, Member
James A. Rasulo, Member

PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of iHeartMedia, Inc. approve, on an advisory basis, the 2025 compensation of iHeartMedia Inc.’s named executive officers as described in the Executive Compensation section and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in iHeartMedia Inc.’s proxy statement for the 2026 Annual Meeting of Stockholders.”

Frequency of Say-on-Pay Vote and 2025 Say-on-Pay Vote

At our 2023 Annual Meeting of Stockholders, held on May 18, 2023, our stockholders recommended, and our Board of Directors determined, that the stockholder vote on the compensation of our NEOs would occur every year. Accordingly, we expect that the next say-on-pay vote, after the Annual Meeting, will be held at our 2027 annual meeting of stockholders. At our 2025 annual meeting of stockholders, 73.3% of the votes cast on the say-on-pay proposal were voted “for” the proposal.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the executive compensation section, the accompanying compensation tables and related narrative disclosure of this proxy statement.

PROPOSAL FOUR—APPROVAL OF THE SECOND AMENDMENT TO THE IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN
Background

On April 7, 2026, our Board of Directors adopted the second amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (as amended, the “Plan”), which increases the number of shares available under the Plan by 13,000,000 shares of Class A common stock, increases the number of shares which may be granted as incentive stock options (“ISOs”) under the Plan by 13,000,000 shares of Class A common stock and extends the right to grant awards under the Plan through June 4, 2036 (the “Amendment”).

The Amendment is subject to stockholder approval. If approved by our stockholders, the Amendment will become effective on June 4, 2026 (the date of this Annual Meeting). The Board recommends that you vote “FOR” the approval of the Amendment.

Within this Proposal 4, we refer to the Plan, as amended by the Amendment, as the “Amended Plan”.

The Plan originally was adopted by our Board on March 16, 2021, and was approved by our stockholders at our 2021 Annual Meeting of Stockholders, held on April 21, 2021. On February 23, 2023, our Board adopted the first amendment to the Plan, which was approved by our stockholders on May 18, 2023 and provided for an increase to the shares authorized for issuance under the Plan and extended the term of the Plan. The Plan is a successor to the iHeartMedia, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) -- which was established in connection with our Emergence -- and was intended to be a contemporary equity plan that reflects best practices of other publicly-traded companies from a compensation and governance perspective. We do not have any other stock incentive plans pursuant to which equity awards can be granted.

Certain Plan Terms and Conditions

The Amended Plan continues to include features that appropriately balance our need to attract, motivate, and retain high quality talent with our commitment to responsible dilution management and sound corporate governance. Key provisions of the Amended Plan that we believe reflect governance best practices include:

•No Evergreen Provisions: The Amended Plan authorizes a fixed number of shares, and does not contain an annual “evergreen” provision. Any increase in the share reserve requires separate stockholder approval.

•Minimum Vesting Requirements: With certain limited exceptions, awards made pursuant to the Amended Plan may not vest earlier than the date that is one year following the grant date of the award.

•No Repricing of Stock Options or SARs: Stockholder approval is required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash or other awards.

Proposed Share Reserve Increase and Shares Available for Issuance

The Amendment increases the number of shares available under the Plan by 13,000,000 to 32,000,000 shares of Class A common stock. To the extent we grant any awards under the Plan between the Record Date and June 4, 2026, the available share reserve under the Amended Plan will be reduced from 14,941,143 shares (i.e., the remaining available reserve as of the Record Date (1,941,143 plus 13,000,000 shares) by the number of shares that we grant under the Plan during such period.

Set forth below is the number of shares available for future issuance pursuant to outstanding and future equity awards under the Plan as of the Record Date.

Number of shares that were authorized for future grants	1,941,143
Number of full-value awards outstanding (time- or performance-based restricted stock or restricted stock units, at "target" for all performance-based awards except for Messrs. Pittman and Bressler's Sign-On Awards which are at "maximum")	16,262,121
Number of stock options outstanding	2,044,815
Weighted average remaining term of outstanding options (in years)	4.3
Weighted average exercise price of outstanding options	10.17
We are asking our stockholders to approve the Amendment because we believe the availability of an adequate reserve of shares under the Plan is an integral part of our compensation program, as well as our continued growth and success. The Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees that align with our compensation philosophy, and effectively support the strategic priorities of our organization while responsibly managing equity usage emphasizing stockholders' interest regarding dilution. The equity-based awards issued under the Plan increase our ability to attract, motivate, and retain high quality talent, as providing equity-based awards is critical to achieving success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. Further, we believe that grants of equity-based incentive awards are necessary to enable us to design and implement executive compensation programs that retain our key employees, compensate those employees based on the performance of the Company and other individual performance factors and align the goals and objectives of our employees with the interests of our stockholders. If the new share authorization is approved, we anticipate that it will support the Company’s equity compensation needs for at least the next three years based on recent grant practices. The Compensation Committee continues to allocate a portion of long-term equity compensation value to an equity-based cash-settled incentive for NEOs, which balances overall share utilization and dilution considerations with the competitiveness of individual awards and their motivational and retentive benefits for our executives. If the Amendment is not approved, we believe the foregoing goals will be adversely affected.

Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the Amendment because they may in the future receive awards under it. Nevertheless, our Board believes that it is important to provide incentives and rewards to attract, motivate, and retain high quality talent by adopting the Amendment.

Background of Determination of Shares Under the Amendment

In its determination to approve the Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is a primary incentive and retention mechanism for our employees, consultants and directors. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Plan, and the potential dilution associated with the Plan.

This review included a consideration of the following key metrics, factors and philosophies:

•In fiscal 2023-2025, our average annual burn rate was approximately 2.82%, as shown in the following table.

	2023	2024	2025	Three-Year Average
Options Granted	—	—	—	—
Restricted Stock Units Granted	5,126,171	3,398,014	4,129,589	4,217,925
Performance Restricted Stock Units vested(1)	—	—	163,903	54,634
Total Shares(2)	5,126,171	3,398,014	4,293,492	4,272,559
Weighted Average Shares Outstanding - Basic	149,254,935	151,271,911	154,295,472	151,607,439
Burn Rate(3)	3.43%	2.25%	2.78%	2.82%
(1)Reflects the aggregate amount of PSUs vested in the applicable year, for reference, the number of PSUs granted (at target) during the foregoing three-year period is as follows: 1,465,068 shares in 2025, 1,465,000 shares in 2024, and 2,331,378 shares in 2023.
(2)Reflects the aggregate amount of options and restricted stock units granted, and PSUs vested in the applicable year.
(3)Burn rate for a subject year is calculated and reflected as (a) the sum of (i) the total number of shares underlying RSU awards granted during such year, plus shares vested under the PSUs during the subject year, divided by (b) the weighted average of common shares outstanding (on a basic basis) for the subject year.

•An additional metric that we use to measure the cumulative dilutive impact of our equity-based awards program is fully diluted overhang, which is the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled (2,044,815 stock options plus 16,262,121 full value shares outstanding) and (2) the number of shares available to be granted under our equity compensation plans (1,941,143 currently available plus 13,000,000 new shares requested), divided by the sum of (1) the total Class A common stock (130,004,255), Class B common stock (21,090,196) and Special Warrants (5,030,019) outstanding, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted under our equity compensation plans. Our approximate fully-diluted overhang as of the Record Date was 11.5%. If the Amendment had been approved as of such date, our approximate potential overhang would increase to 17.6% and then would decline over time.
•As of the Record Date, there are only 1,941,143 shares available for future grant. If we exhaust the share reserve under the Plan without approval of the Amendment, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our stockholders.

In light of the factors described above, the Board believes that the size of the share reserve proposed by the Amendment is reasonable and appropriate at this time.

Stockholder Approval

As mentioned above, if this Amendment is approved then an additional 13,000,000 shares and an aggregate of 32,000,000 shares of our Class A common stock will be reserved for issuance pursuant to the Amended Plan, all of which may be granted as ISOs pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Approval of the Amendment will constitute approval pursuant to the NASDAQ stockholder approval requirements applicable to equity compensation plans and approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs (to the extent required by the Code).

If our stockholders do not approve the Amendment pursuant to this Proposal 4, the additional shares proposed by the Amendment will not become available for issuance and the term of the Plan will not be extended; instead, the Plan will continue in full force and effect, without giving effect to the Amendment, and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.

Material Terms of the Amended Plan

Summary of the Amended Plan
This section summarizes certain principal features of the Amended Plan. The summary is qualified in its entirety by reference to the complete text of the Plan, as amended by the Amendment, which is attached as Annex B to this proxy statement. A copy of the Plan is attached as Exhibit 99.1 to the Registration Statement on Form S-8 filed by the Company on April 23, 2021 and a copy of the first amendment to the Plan is attached as Exhibit 10.1 of the Company's Current Report on Form 8-K filed on May 19, 2023.

Eligibility and Administration. Our employees, consultants and directors, and employees and consultants of our subsidiaries, are eligible to receive awards under the Amended Plan. Currently, approximately 8,500 employees, 6 non-employee directors and 42 other individual service providers are eligible to receive awards under the Amended Plan.

The Amended Plan is administered by our board of directors or our compensation committee, either of which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Amended Plan and applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Amended Plan, to interpret the Amended Plan and award agreements and to adopt, amend and repeal rules for the administration of the Amended Plan as it deems advisable. The plan administrator will also have the authority to determine which service providers receive awards, grant awards and set the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Amended Plan.

Limitation on Awards and Shares Available. An aggregate of 19,000,000 shares of our Class A common stock were available for issuance under awards granted pursuant to the Plan (prior to the Amendment). As of the Record Date, there were 1,941,143 shares remaining available for grant under the Plan (assuming the payout of outstanding performance share awards at “target” performance goals). As described above, if this Proposal 4 is approved, then an aggregate of 32,000,000 shares of our common stock will be reserved for issuance under awards granted pursuant to the Amended Plan, which includes the 1,941,143 shares available for future issuance as of the Record Date (assuming the payout of outstanding performance share awards at “target” performance goals), the number of shares already issued under the Plan, the number of shares covered by outstanding awards granted under the Plan as of the Record Date and the 13,000,000 new shares subject to this Amendment. To the extent we grant any awards between the Record Date and June 4, 2026, the available share reserve under the Amended Plan will be reduced from 14,941,143 shares (i.e., the remaining available reserve as of the Record Date of 1,941,143 plus 13,000,000 shares) by the number of shares that we grant under the Plan, if any, during such period.

If an award under the Amended Plan or the 2019 Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the Amended Plan. Further, shares delivered to us to satisfy any applicable tax withholding obligations with respect to a full value award (including shares retained by us from the award under the Amended Plan or the 2019 Plan creating the tax obligation) will become or again be available for award grants under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any option or stock appreciation right (including any such award under the 2019 Plan). The payment of dividend equivalents in cash in conjunction with any awards under the Amended Plan will not reduce the shares available for grant under the Amended Plan. Shares issued under the Amended Plan may be authorized but unissued shares, treasury shares or shares purchased in the open market.

Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Amended Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed $750,000.

Types of Awards
The Amended Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, RSUs and other stock or cash based awards. Certain awards under the Amended Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan are evidenced by award agreements, which detail the terms and conditions of awards, including any applicable vesting (including performance-based vesting) and payment terms and post-termination exercise limitations. Awards other than cash awards generally are settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
•Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
•RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Amended Plan.
•Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
•Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Certain Transactions
The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Minimum Vesting
The Amended Plan contains a minimum vesting requirement, subject to limited exceptions, that awards made pursuant to the Amended Plan may not vest earlier than the date that is one year following the grant date of the award. The limited exceptions allow the issuance of awards in an aggregate of up to 5% of the aggregate share limit without minimum vesting provisions, as well as the issuance of (i) awards delivered in lieu of cash compensation, (ii) annual equity grants to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) substitute awards. The plan administrator has the authority to waive the one-year vesting restrictions upon the participant's termination of service or in connection with a change in control.

No Repricing
Except in connection with certain changes in our capital structure, stockholder approval is required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination
Our Board may amend or terminate the Amended Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Amended Plan, may materially and adversely affect an award outstanding under the Amended Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Amended Plan will remain in effect until the tenth anniversary of June 4, 2026, unless earlier terminated, but an ISO may not be granted after the tenth anniversary of the date on which the Amendment was adopted by the Board. No awards may be granted under the Amended Plan after its termination.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Amended Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•Non-Qualified Stock Options. If an optionee is granted an NSO under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
•Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
•Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code
Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits
The following table summarizes the equity awards that will be granted effective upon shareholder approval. Other than as set forth in the table below, neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Amended Plan had been in effect in the year ended December 31, 2025.

Name and Position	Dollar Value		Number of Shares
Robert W. Pittman, Chairman and Chief Executive Officer	$—		—
Richard J. Bressler, President and Chief Operating Officer	$—		—
Michael B. McGuinness, Chief Financial Officer	$—		—
All Current Executive Officers as a Group	$—		—
All Current Non-Executive Directors as a Group	$900,000	(1)	—	(2)
All Employees, including all Current Officers who are not Executive Officers, as a Group	$—		—
(1)Pursuant to our director compensation program, each non-employee director serving on our Board as of the date of the annual meeting of the Company’s stockholders will be granted an RSU award with a value of approximately $150,000.
(2)The aggregate number of RSUs to be granted to non-employee directors is not included in the table above as their equity awards will depend on the value of our Class A common stock on the grant date.

Plan Benefits
The table below sets forth summary information concerning the number of shares of our common stock subject to outstanding equity awards granted to certain persons under the Amended Plan as of April 7, 2026. The per share market value of our common stock on that date was $3.28.

Named Executive Officers:	Options	Restricted Stock Units and Deferred Stock Units	Performance-Based Restricted Stock Units(a)
Robert W. Pittman, Chairman and Chief Executive Officer	—	954,172	2,749,838
Richard J. Bressler, President and Chief Operating Officer	—	954,172	2,714,322
Michael B. McGuinness, Chief Financial Officer	—	233,479	364,059
All Current Executive Officers as a Group	—	2,441,823	5,828,219
All Current Non-Executive Directors as a Group	—	1,629,378	—
Current Director Nominees:
Samuel E. Englebardt	—	508,823	—
Robert Millard	—	213,414	—
Cheryl Mills	—	322,326	—
Graciela Monteagudo	—	340,913	—
James A. Rasulo	—	121,951	—
Kamakshi Sivaramakrishnan	—	121,951	—
Each Associate of any Such Directors, Executive Officers or Nominees	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—	—	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group	—	3,406,751	130,250
(a)Based on “target” PSU awards granted for currently outstanding awards; otherwise based on actual PSU awards vested.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the approval of the second amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan.

EXECUTIVE COMPENSATION
A MESSAGE FROM THE COMPENSATION COMMITTEE

Dear Fellow Stockholders,

As members of the Compensation Committee, we remain focused on and committed to overseeing an executive compensation program that best supports iHeartMedia's strategy, reinforces accountability and aligns the interests of our executives with those of our long-term stockholders. As we continue to transform our business and navigate an evolving advertising and media environment, it remains essential for us to retain proven leadership and maintain a rigorous pay‑for‑performance program.

In 2025, the Company executed on our strategic priorities and delivered positive results, including:

•Realized net cost reductions of $150 million in 2025, and announced cost savings initiatives expected to generate an additional $100 million in savings in 2026
•Generated year-over-year increase in consolidated revenue (excluding the impact of political advertising revenue)
•Continued to grow our digital business, including podcasting

This past year, the Board acted to support continuity in the leadership team driving our transformation by approving extensions through 2029 of the employment agreements for our Chairman and Chief Executive Officer, Robert Pittman, and our President and Chief Operating Officer, Richard Bressler. These agreements reflect the Board’s confidence in Messrs. Pittman and Bressler's leadership and acknowledge the importance of retaining the experience and skill required to execute the Company’s long‑term strategy.

The compensation outcomes for our NEOs this past year reflect our positive performance while recognizing that we operate in a cyclical industry with inherent volatility. We made progress against the metrics under the 2025 Annual Incentive Plan, but were not able to meet all of our rigorous goals for the year. As a result, our NEOs received payouts of 70.8% of their Annual Incentive Plan targets, which is the fourth year in a row of below-target payouts under this plan. Our 2023 long-term incentive awards, which were measured at the end of 2025, were earned at 101.8% of target, reflecting our strong relative TSR over the three-year performance period while recognizing that we did not meet our Adjusted EBITDA and Human Capital goals. These outcomes reflect our commitment to maintaining a rigorous compensation program and paying for performance.

We maintain a robust, year‑round stockholder engagement program, including participation from our Lead Independent Director/Compensation Committee Chair, to ensure we understand the perspectives of our stockholders and incorporate them into our governance and compensation decision‑making. Informed by this engagement, our compensation program continues to evolve in ways that support the Company’s long‑term strategy and key financial and strategic goals. Long‑term incentives remain the largest component of compensation, and in the 2026 grant cycle, all long-term Performance Stock Units awarded featured three‑year performance periods only (and not shorter performance periods), an enhancement that strengthens long‑term alignment and directly responds to stockholder feedback. In the proxy statement, we have also enhanced the disclosure of how our executive compensation program has evolved to match our company strategy and provided additional context on our engagement efforts.

Lastly, this year, we are seeking your support for the amendment to the Company’s 2021 Long‑Term Incentive Award Plan. Maintaining an appropriate share reserve is critical to our ability to attract, motivate, and retain the talent required to ensure continuity across our team during this time of continued transformation. The Compensation Committee has managed dilution prudently over time, and we believe the additional shares requested are appropriate and necessary.

We remain committed to overseeing an executive compensation program that supports the Company’s long‑term success and takes into account the views of our stockholders. Thank you for your continued investment in and support of iHeartMedia.
Sincerely,

James A. Rasulo, Chair
Samuel E. Englebardt, Member
Robert Millard, Member
Cheryl Mills, Member

Executive Compensation
This section describes our executive compensation program for 2025, including an overview of our executive compensation philosophy, objectives, and the decisions of the Compensation Committee of the Board regarding the fiscal 2025 compensation of our NEOs. As of June 30, 2025, the Company qualified as a "smaller reporting company" under rules adopted by the Securities and Exchange Commission (the "SEC") for the year ended December 31, 2025. As such, the Company is providing executive compensation disclosure in compliance with the SEC's rules and regulations applicable to smaller reporting companies.
The Compensation Committee and senior management continue to focus on developing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders and ensuring best practices and sound governance in everything we do.
2025 Named Executive Officers
For fiscal year 2025, our NEOs were:

Robert W. Pittman	Chairman and Chief Executive Officer (“CEO”)
Richard J. Bressler(1)	President, Chief Operating Officer and Chief Financial Officer (“President”)
Michael B. McGuinness(1)	Executive Vice President, Deputy Chief Financial Officer and Head of Investor Relations ("Deputy CFO")
(1)Effective January 1, 2026, Mr. McGuinness became our Chief Financial Officer, succeeding Mr. Bressler in such role. Mr. Bressler remains our President and Chief Operating Officer.

iHeartMedia Executive Compensation: Key Principles

Our executive compensation program reflects our key compensation principles and encourages executives to execute against key strategic and operating goals that impact stockholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•Attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees;
•Reward both short- and long-term business results, and most importantly, maximize long-term stockholder value;
•Emphasize pay for performance, with a program that aligns compensation with financial and operational achievements; and
•Maintain a commitment to strong corporate governance and best practices, with a focus on avoiding excessive risk-taking and activities that are inconsistent with our stockholders’ interests.

Supporting Our Key Compensation Principles and Stockholder Alignment
The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

	Total Direct Compensation Opportunity(1)	Objective	Key Features	2025 Actions Taken
Base Salary Cash	CEO & President Deputy CFO	Provides competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media/entertainment industry and the broader talent market	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a stable and reliable source of income	● Our NEOs' salaries were not changed from 2024
Short-Term Incentive—Annual Incentive Plan Cash	CEO & President Deputy CFO	Encourages focus on Company performance against specific short-term goals	● Performance-based reward tied to achievement of short-term corporate financial goals and individual strategic objectives ● Pays only if threshold performance levels are met or exceeded
● For 2025, we added "Strategic Objectives and Brand Purpose" as a metric to replace the "Corporate Responsibility, Human Capital and Strategic Objectives" metric from the prior year
● All of the NEOs were measured against the same performance metrics
● All of the NEOs earned payouts at 70.8% of target against our rigorous goals for the year

Long-Term Incentives Equity	CEO & President Deputy CFO	Encourage focus on critical strategic priorities, align compensation with the interests of stockholders over the long-term, and support retention	● Links pay delivery to stock price performance ● Rewards achievement of pre-specified performance objectives ● Promotes retention and enhances executive stock ownership
● Messrs. Pittman and Bressler's annual equity awards were provided using a 35% / 65% mix of restricted stock units (RSUs) and performance stock units (PSUs). Mr. McGuinness received a 50% / 50% mix.
● In consideration of share utilization and dilution, a portion of the equity-based compensation value for the NEOs was cash-settled
● For 2025, we added a "advertising sales reorganization" goal for Messrs. Pittman and Bressler which corresponded to 15% of PSUs awarded to them, replacing the "debt performance goal" from the prior year

(1) Percentages reflect blended averages.

	Objective	Key Features	2025 Actions Taken
Other Benefits	Support employees’ pursuit of physical and financial well-being through retirement and health and welfare benefits We also provide certain other perquisites to our NEOs	● Broad-based benefits available to all employees ● Limited executive perquisites	● No changes in 2025
Severance Protections	Define obligations and consideration for the Company and NEOs in connection with certain termination events
● Facilitates an orderly transition in the event of management changes
● Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss
● Provides confidentiality, non-compete and non-solicit protections to the Company
● Mr. Bressler's cash severance multiplier was increased from 1.5x to 2x upon a qualifying termination of employment to align his severance benefits with Mr. Pittman's

Supporting Our Pay-for-Performance Philosophy

Reflecting our key compensation principles, a significant portion of the targeted compensation opportunity that our NEOs receive is “at-risk” and dependent upon future financial and stock price performance as well as achievement of business objectives.

Our executive compensation program prioritizes performance-based pay rather than fixed pay, with target opportunities based on market practices and payments conditioned on achievement against rigorous pre-established goals. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of that individual's compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests to drive long-term creation of stockholder value.
The majority of the total direct compensation opportunity for our NEOs — 87% for our CEO and President and 70% for our Deputy CFO — is “at-risk” based on the achievement of pre-established performance goals and the Company's TSR performance.

For Messrs. Pittman and Bressler, 87% of their total direct compensation opportunity (base salary, target annual bonus and target equity grants) is at-risk, as shown below. The total direct compensation opportunity for Mr. McGuinness that is at-risk is 70%.

Executive Compensation Governance Highlights

We are committed to governance practices that protect and promote the long-term value of the Company for its stockholders. The Compensation Committee regularly reviews our executive compensation practices, which are summarized below, to ensure they reflect best practices, the evolving governance landscape and align executive and stockholder interests.

What We Do	What We Don’t Do

✓ Deliver a majority of executive compensation opportunity through performance-based, at-risk pay

✓ Maintain a peer group for aligning pay opportunities with prevailing market competitive practices

✓ Set challenging short- and long-term incentive objectives that align with shareholder value

✓ Require stock ownership by executives and directors, with minimum ownership levels defined by role

✓ Maintain a compensation clawback policy, which was updated in 2023 to comply with listing standards and covers cash and equity incentive-based compensation

✓ Have double-trigger change-in-control cash severance protection

✓ Conduct an annual risk assessment to mitigate any compensation program-related risk reasonably likely to have a material adverse effect on the Company

✓ Offer market-competitive benefits for executives that are generally consistent with those provided to the rest of our employees

✓ Consult with an independent consultant and counsel on compensation levels and practices

X Guaranteed cash incentives or equity compensation

X Executive incentive plans without caps

X Single-trigger cash payments in connection
with a change in control

X Re-pricing of stock option awards or exchanging underwater options for cash and other awards without stockholder approval

X Hedging of equity

X Dividends or dividend equivalents paid on unvested restricted stock units or unearned performance stock units

X Supplemental executive retirement plans

X Excise tax gross-ups on payments made in connection with a change in control

X Significant executive perquisites

Stockholder Engagement and Feedback on Executive Compensation
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. This includes the regular dialogue that members of senior management have around quarterly earnings as well as participation in investor conferences and one-on-one dialogue as well as primarily governance-focused dialogue, which includes participation from both senior management and independent directors. For the past several years, we have increased the frequency and scope of our governance-focused stockholder engagement activities to actively collect feedback that we share with our Board and that have informed responsive changes to our governance and compensation practices when appropriate.

During 2025, the Company proactively reached out to stockholders representing approximately 72% of the Company’s outstanding Class A common stock and proxy advisory firms. We engaged with all stockholders and proxy advisors who expressed interest in meeting, and as such, we met with stockholders representing approximately 62% of outstanding Class A common stock, including 18 of our top 30 institutional stockholders. These meetings included members of our management team in addition to active participation from independent directors, including our Lead Director/Compensation Committee Chair. Independent directors met with stockholders representing 21% of our outstanding Class A common stock.

At the 2025 annual meeting of stockholders (the “2025 Annual Meeting”), approximately 73% of votes were cast in favor of our say-on-pay proposal. The Chair of our Compensation Committee, other independent directors, as well as members of our management team met with stockholders, including those who did not support our say-on-pay proposal in 2025, to discuss the Committee’s compensation philosophy and our executive compensation program in addition to other governance matters. The compensation-related topics discussed included:
•Our approach to executive compensation including the heavily weighted percentage toward at-risk compensation
•The renewal of the employment agreements for our Chairman and CEO and President and COO
•Our pay-for-performance orientation demonstrated through the below-target incentive plan payouts in recent years
•Context on the evolution of our compensation program in recent years aligned with the Company’s strategy and key financial and operational goals
•Interest in the Board’s decision-making process around setting performance metrics and measurement periods
During these conversations, stockholders were largely supportive of our compensation philosophy and program design and appreciated the added context on Compensation Committee rationale for the evolution of our program during this transformative time at the Company. In response to stockholder feedback, the Compensation Committee has continued to include a letter at the beginning of this Executive Compensation section with detail on its approach in 2025, made enhancements to proxy statement readability and graphics, including detail of our compensation program's evolution, and in 2026 awarded our NEOs performance-based long-term incentive equity with three-year performance metrics and no short term metrics to ensure further alignment of top executive and stockholder outcomes.
Our Compensation Committee carefully reviews voting results and feedback from our stockholder engagement activities when making executive compensation decisions and remains committed to open and ongoing stockholder engagement. The insights we have gained from our stockholder engagement over the years have been helpful to management and the Compensation Committee in informing our executive compensation disclosure and practices. As our executive compensation program design evolves, it will continue to maintain its strong link with pay and performance and our strategy, encourage our entire executive team to work toward the same goals, and help build on the foundation we have set for our company to create long-term value for our stockholders.

Evolution of the Compensation Program
Over the past several years, iHeartMedia has taken a proactive approach to ensuring that our compensation program structure and pay outcomes remain aligned with the Company's strategy, business needs and our stockholders. Below is a graphic which outlines the changes we have implemented to achieve these goals, including a change in 2026 to commit to including only three-year performance goals (rather than performance goals measured over a shorter period) as part of our long-term incentive program. We remain committed to ensuring that our executive compensation program will continue to evolve to reflect our business, strategy, and the input of our stockholders.

2026

Long-Term Incentive:

- ✓ Simplified PSU program to consist solely of cumulative three-year Adjusted EBITDA and relative TSR modifier, strengthening long term alignment and directly responding to stockholder feedback

2025

Short-Term Incentive:

- ✓ Added "Brand Purpose" as a metric to replace the "Corporate Responsibility, Human Capital" metric consistent with our commitment to community engagement, employee empowerment, and innovation

Long-Term Incentive:

- ✓ Added metric to PSU program tied to reorganization of our advertising sales to best serve clients and drive results

2024

Short-Term Incentive:

- ✓ Added metric measuring progress against corporate responsibility and human capital investment goals, aligned with a significant component of the Company's strategic plans and business purpose

Long-Term Incentive:

- ✓ Introduced cost savings metric in PSU program to help drive financial efficiency, operational improvements and long-term value creation
- ✓ Added PSU metric directly linked to debt refinancing for our CEO & President, reinforcing our primary strategic priority for 2024 and supporting long-term financial stability and capital efficiency

2023

Short-Term Incentive:

- ✓ Beginning in 2023, all NEOs are measured against the same performance metrics
- ✓ Added cost savings metric and widened performance ranges of goals with lower upside

2022

Long-Term Incentive:

- ✓ Introduced annual equity awards as part of ongoing pay program

Role of the Compensation Committee
The Compensation Committee administers the executive compensation program for all NEOs, as well as other executives within the Company. While our management team provides input, it is the responsibility of the Compensation Committee to evaluate and approve the executive compensation philosophy, plans, policies and programs.
The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk-taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, our CEO and President provide recommendations to the Compensation Committee on the compensation of all other named executive officers. Neither the CEO nor the President make recommendations on their own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent compensation consultant as well as the terms of our NEOs’ employment agreements and an evaluation of the NEO’s role, contributions and performance in achieving the Company’s goals and long-term potential.
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Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our executive compensation philosophy.

All aspects of the CEO and President’s compensation are determined solely by the Compensation Committee, with relevant input from an independent compensation consultant.
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For the coming year, the Compensation Committee will review and approve:

• Objectives for each NEO

• Performance metrics for cash and equity incentive awards

The Compensation Committee ensures that incentive plan performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when performance goals are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant
The Compensation Committee has ultimate responsibility for compensation-related decisions. The Compensation Committee’s advisory resources include a retained independent consultant who assists the Compensation Committee in its evaluation of the compensation provided to our NEOs. In addition, the consultant generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee. In 2025, the Compensation Committee continued to engage FW Cook as its independent consultant.
Pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and the Compensation Committee determined there is no conflict of interest resulting from retaining FW Cook. The Compensation Committee intends to reassess the independence of its consultant at least annually.

Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually compare our executive compensation program to that of a peer group of companies. Our peer group is reviewed based on a multi-dimensional analysis in which we select companies that generally meet the following criteria:	iHeartMedia was near the 50th percentile of our peer group based on size represented by revenue and enterprise value (as of the time the group was approved).

•    Similar in size (primarily revenue and enterprise value in a 0.25x-to-4.0x range, subject to exception for key competitors) and complexity to iHeartMedia
•    In the broadcasting or media and entertainment industries, including movies and entertainment, cable and satellite, integrated telecommunication services and publishing
•    In competition with iHeartMedia for executive talent

The following peer group was used to inform 2025 compensation decisions:

2025 Executive Compensation Peer Group
AMC Networks, Inc. Gray Media, Inc. (formerly Gray Television) IAC, Inc. Lions Gate Entertainment Corp. Live Nation Entertainment, Inc.	Nexstar Media Group, Inc. Sinclair Broadcast Group, Inc. Sirius XM Holdings, Inc. Sphere Entertainment TEGNA, Inc.	The E.W. Scripps Company USA TODAY Co., Inc. (formerly Gannett Co., Inc.) Warner Music Group Corp.
Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee worked with FW Cook and set our 2026 peer group for use in establishing 2026 compensation levels. As a result of this review, Starz Entertainment and Lions Gate Studios will be included as peers (the two stand-alone companies resulting from the split of Lions Gate Entertainment Corp.), and Live Nation will be removed as a peer, due to being meaningfully above the defined size range.

Elements of the Executive Compensation Program
Our executive compensation program consists of fixed and variable pay, including cash and non-cash components. Further detail on each of these compensation elements is provided below.
Base Salary
Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility and experience, with reference made to relevant competitive market data. Base salaries for executive officers are reviewed on an annual basis and at the time of contract renewal, promotion or other changes in responsibilities. They are the only fixed portion of direct compensation provided to iHeart's senior executives.

The following table sets forth the base salaries for each of our NEOs. Our NEOs had no change to their salaries from 2024.

Salary as of 12/31/2025
Robert W. Pittman	$1,800,000
Richard J. Bressler	$1,800,000
Michael B. McGuinness	$925,000

Short-Term Cash Incentives
2025 Annual Incentive Plan
The Annual Incentive Plan is an important part of our compensation program that emphasizes pay for performance by aligning annual cash compensation with financial and operational achievements during the fiscal year, incentivizing our NEOs to drive operating performance that supports long-term stockholder value creation.

All of the NEOs were measured by the same metrics in 2025, with a continued goal of creating consistency and alignment in executing against our key financial and strategic goals. The Committee determined there would be no increases to target bonus opportunities this year for the NEOs. The target bonuses for our NEOs were, for each of Messrs. Pittman and Bressler, 225% of their annual base salaries, and, with respect to Mr. McGuinness, 125% of his annual base salary.

Funding under the 2025 Annual Incentive Plan was based on the following metrics and weightings:

Adjusted EBITDA A non-GAAP profit metric used to analyze true operating cash flow.	Adjusted Free Cash Flow Measure of cash generated in a given year available for use in strategic investments to grow our business or otherwise generate returns for stockholders.
Strategic Objectives and Brand Purpose Measure of progress on goals related to strategic objectives, community engagement, human capital and innovation.
For purposes of the 2025 Annual Incentive Plan, Adjusted EBITDA and Adjusted FCF are non-GAAP measures defined as set forth in the Supplemental Disclosure Regarding Non-GAAP Information.

Adjusted EBITDA Goal
The Adjusted EBITDA goal under the 2025 Annual Incentive Plan continued to be split into two six-month periods. Our operations and revenues tend to be seasonal in nature, with generally lower revenue generated in the first quarter of the year and generally higher revenue generated in the fourth quarter of the year and therefore the target for Q1/Q2 is less than the target for Q3/Q4. The following table sets forth the financial goals and the threshold, target and maximum bonus opportunities with respect to the Q1/Q2 and Q3/Q4 Adjusted EBITDA components of the 2025 Annual Incentive Plan:

Time Period	Threshold	Target	Maximum	Achievement	Funding Percentage(1)

Q1/Q2				$284.4 million	67.5%
	$252.8 million	$316.0 million	$395.0 million

	35-99.9% Bonus Funding	101.1-199.9% Bonus Funding

Q3/Q4				$452.0 million	73.0%
	$364.0 million	$520.0 million	$702.0 million

	35-79.9% Bonus Funding	80.1-119.9% Bonus Funding	120.1-199.9% Bonus Funding
(1) Funding percentage determined on a straight-line interpolation basis within each bonus funding band.

With respect to 2025, Q1/Q2 Adjusted EBITDA was achieved at $284.4 million which was 90.0% of target, equating to a 67.5% funding percentage. For Q3/Q4, Adjusted EBITDA was achieved at $452.0 million which was 86.9% of target, equating to a 73.0% funding percentage.

Adjusted FCF Goal
The Adjusted FCF goal under the 2025 Annual Incentive Plan was also split into two six-month periods. As discussed above, due to seasonality in our business, the target for Q1/Q2 is less than the target for Q3/Q4. The following table sets forth the financial goals and the threshold, target and maximum bonus opportunities with respect to the Q1/Q2 and Q3/Q4 Adjusted FCF components of the 2025 Annual Incentive Plan:

Time Period	Threshold	Target	Maximum	Achievement	Funding Percentage(1)

Q1/Q2				($93.8) million	0.0%
	($67.2) million	($56.0) million	($28.0) million

	50-99.9% Bonus Funding		100.1-199.9% Bonus Funding

Q3/Q4				$125.0 million	57.1%
	$109.5 million	$219.0 million	$262.8 million

	50-99.9% Bonus Funding		100.1%-199.9% Bonus Funding
(1) Funding percentage determined on a straight-line interpolation basis within each bonus funding band.

With respect to 2025, for Q1/Q2 Adjusted FCF was ($93.8) million, less than the threshold Adjusted FCF of ($67.2) million, equating to a 0.0% funding percentage. For Q3/Q4, Adjusted FCF was achieved at $125.0 million which was 57.1% of target, equating to a 57.1% funding percentage.

Strategic Objectives and Brand Purpose Goal

In 2025, the Compensation Committee approved a Strategic Objectives and Brand Purpose Goal with a 50% weighting of the 2025 Annual Incentive Plan. The Strategic Objectives component measures progress on multiple quantitative and qualitative goals over the performance period, focusing on strategic priorities that align with driving results for the business. The Brand Purpose component, which replaced the "Corporate Responsibility, Human Capital" component in prior years, measures key actions on our community engagement and social impact, empowering employees and embracing technology and innovation to strengthen our connection with listeners and partners.

In determining the performance for this goal, the Compensation Committee considered achievement of individual strategic objectives and achievement of actions that further brand purpose, each of which are integral to the company’s long-term success and value creation for our stockholders. Our Compensation Committee determined that the NEOs achieved the Strategic Objectives and Brand Purpose Goal at 88% of target.

Strategic Objectives

NEO	2025 Areas of Focus	2025 Key Accomplishments
Robert W. Pittman & Richard J. Bressler	• Execute plan to engage with shareholders and expand shareholder base
• Modernize sales organization by developing sales leadership and align sales organizations to collaborate
• Execute cost savings plan
• Strategically manage liquidity, capital structure, and leverage	• Strengthened relationships with key shareholders; management outreach to holders of ~77% of all outstanding equity
• Reorganized sales support and sales operations together to operate as one unified team to better serve customers and advertising partners
• Achieved net cost savings of over $150 million
• Managed liquidity and capital structure and ended Q4 with positive free cash flow
Michael B. McGuinness	• Manage cost savings program • Strategically manage liquidity, capital structure, and leverage • Strengthen and expand investor relationships • Successful oversight of accounting controls	• Achieved net cost savings of $150 million
• Effectively managed liquidity and capital structure and ended Q4 with positive free cash flow
• Strengthened relationships with key stakeholders, including equity and debt holders
• Clean audit opinion for 2025

Brand Purpose

2025 Areas of Focus	2025 Key Accomplishments
Community Engagement
Drove positive impact in the communities we serve and leveraged our extensive local presence to provide rapid crisis response and support for critical issues at both the local and national levels:
•Disaster Response: Provided disaster support for several communities including the Los Angeles wildfires and the Texas flooding.
•Support for Nonprofits: Aired public service announcements (PSAs), donated media, provided public affairs programming, and supported numerous nonprofits.
•Local Community Efforts: Raised money through radiothons, provided local PSA support, and assisted thousands of local nonprofits.
•Addressing Critical Issues: The Company donated media to mental health initiatives, environmental programs, "Thank a Teacher" campaign and "Show Your Stripes" (an initiative that supports veterans and military families).

Empowering Employees
•Expanded its “Love What You Do” employee brand.
•Enhanced performance management for all full-time employees.
•Improved onboarding with comprehensive training modules in order to attract and retain talent passionate about the Company's mission.

Innovation and Technology
•Embraced new technologies to strengthen connections with listeners and partners.
•Utilized AI to enhance efficiency, including, translating content, streamlining sales and media planning and optimizing campaigns.
•Reinforced commitment to talent and listeners through the rollout of “Guaranteed Human” initiative.
•Expanded brand presence and developed partnerships with leading technology platforms such as Netflix, TikTok and NBCU, as well as DSPs (including Amazon) to include our broadcast radio inventory on their programmatic platforms.

Actual 2025 Payouts
The following table sets forth the aggregate payment made in 2026 to each NEO under our 2025 Annual Incentive Plan:

	2025 Adjusted EBITDA Q1/Q2 Payout	2025 Adjusted EBITDA Q3/Q4 Payout	2025 Adjusted FCF Q1/Q2 Payout	2025 Adjusted FCF Q3/Q4 Payout	2025 Strategic Objectives and Brand Purpose Payout	Target Dollar Amount	2025 Percentage of Target Bonus Earned	Actual Payout
Robert W. Pittman	67.5%	73.0%	—%	57.1%	88%	$4,050,000	70.8%	$2,867,400
Richard J. Bressler	67.5%	73.0%	—%	57.1%	88%	$4,050,000	70.8%	$2,867,400
Michael McGuinness	67.5%	73.0%	—%	57.1%	88%	$1,156,250	70.8%	$818,625

Long-Term Incentive Compensation
Long-term incentives help to align executive interests with those of our stockholders. We have designed our annual long-term incentive program to support the objectives of our business, align with market practice and provide incentive to deliver key financial performance that is linked with long-term stockholder value creation.
The following criteria are evaluated for each of the NEOs when determining the value of their annual equity award:
▶Performance over the long term;
▶Performance during the prior year;
▶Long-term potential;
▶Retention considerations; and
▶Market practices for comparable positions.

2025 Annual Long-Term Incentive Compensation Awards
On February 20, 2025, the Compensation Committee granted Messrs. Pittman and Bressler annual long-term incentive awards consisting of 35% RSUs and 65% PSUs, Mr. McGuinness continued to receive an equal (50%-50%) mix of RSUs and PSUs to balance a focus on performance with retention considerations, while reflecting competitive market practices. PSUs covering 50% of 2025 long-term incentive awards consist of equally weighted Adjusted EBITDA and Cost Savings metrics, modified + / - 25% by Relative TSR. We believe that the mix of RSUs and PSUs helps to link compensation to the achievement of multi-year performance goals while simultaneously strengthening the alignment of management and stockholder interests by creating meaningful levels of Company stock ownership.
Restricted Stock Units
The RSUs are designed to reinforce ownership in the company while promoting alignment with stockholder interests and promote executive retention.
Performance Stock Units
The PSUs are designed to incentivize achievement of key financial and strategic priorities over the performance period ending December 31, 2027. The two metrics associated with the standard PSUs - three-year Adjusted EBITDA and one-year Cost Savings, modified + /- 25% by Relative TSR at the end of a three-year performance period, are equally weighted. The Adjusted EBITDA and Cost Savings PSUs will be earned from 0% to 120% of target based on the achievement of discrete measures over the performance period, with the ability to increase or decrease subject to the Relative TSR modifier (up to a maximum of 150% of target). Any earned PSUs vest on the third anniversary of the grant date. The Relative TSR modifier is based on three-year performance versus the constituent companies of the S&P U.S. BMI Media & Entertainment Index.
For Messrs. Pittman and Bressler only, the PSU awards representing the remaining 15% of their overall long-term incentive awards for 2025 are tied to an advertising sales reorganization goal and assessed separately from the standard PSUs. In recognizing the strategic transformation of the Company's vast advertising platforms, the Compensation Committee, with the help of its independent compensation consultant, FW Cook, established this measure with a rigorous goal to enhance executive focus on the Company's key strategic priorities. To achieve the advertising sales reorganization goal, Messrs. Pittman and Bressler must achieve a successful completion of a restructuring and/or reorganization of the Company's advertising sales organization. If achieved, 100% of the PSUs are earned, otherwise the award is forfeited.

The following table summarizes key characteristics of these awards.

	Restricted Stock Units	Performance Stock Units
Objective	Promote executive retention; Reinforce ownership in the Company and alignment with stockholder interests	Promote executive retention; Reward achievement of specific financial and strategic objectives
Weighting	35% (CEO & President) / 50% (Deputy CFO)	65% (CEO & President) / 50% (Deputy CFO)
Vesting Time Horizon	3 years (ratable vesting)	3 years (cliff vesting)
Performance Metrics	Continued service	Adjusted EBITDA and Cost Savings modified + / - 25% by Relative TSR Advertising sales reorganization goal (CEO and President only; 15%)
The Compensation Committee believes the metrics selected for the annual long-term incentive compensation awards are highly relevant to assessing our long-term operational, strategic and relative TSR performance, and driving pay-for-performance compensation outcomes.
•Adjusted EBITDA is a primary focus for our management team and stockholders and comprised 30% of the 2025 Annual Incentive Plan goals and 50% of the 2025 long-term incentive opportunity. The Committee believes the inclusion of this metric in both our short and long-term plans is appropriate because it is a key metric used by our stockholders in measuring our performance, and it incentivizes our executives to manage costs while increasing revenue over both the short and long-term.
•The Cost Savings metric was selected as it reflected long-term value creating key strategic priorities for the Company in 2025 and had a one-year performance period in order to ensure the delivery of that value immediately. The Cost Savings metric is a financial enabler for the three-year performance period for Adjusted EBITDA.
•Both metrics are modified by relative TSR compared to the constituents of the S&P U.S. BMI Media & Entertainment Index. This modifier was chosen because it rewards iHeartMedia’s relative ability to create value for long-term stockholders, aligning the interests of our executives and stockholders. The relative TSR of the Company will be measured at the end of the three-year performance period.
•The advertising sales reorganization metric was selected because of the outsized significance of advertising sales to Company performance and to ensure that the advertising sales organization becomes more unified, collaborative and integrated over time in order to better serve our advertising sales clients. The advertising sales reorganization metric will be measured at the end of the three-year performance period.
The Compensation Committee once again took a thoughtful approach to the form of equity grants in 2025, balancing the competitiveness of individual awards and their motivational and retentive benefits for our executives against overall share utilization and dilution considerations. As a result, the Compensation Committee allocated a portion of the compensation value to an equity-based cash-settled incentive for the NEOs.
The table below reflects the total number of shares subject to the portions of the award that will be settled in shares and cash, respectively, as well as the grant-date dollar-denominated target values associated with the awards; the amount of cash ultimately paid will be based on the value of our common stock on the applicable vesting date.

	Target Share-Settled RSUs Granted (#)	Target Share-Settled PSUs Granted (#)	Target Share-Settled Awards Granted (#)	Target Equity Value	Target Cash-Settled RSUs Granted (#)	Target Cash-Settled PSUs Granted (#)	Target Cash-Settled Value	Total Value at Grant Date
Robert W. Pittman	375,319	624,681	1,000,000	$2,337,702	909,085	1,513,080	$5,662,300	$8,000,002
Richard J. Bressler	375,319	624,681	1,000,000	$2,337,702	909,085	1,513,080	5,662,300	$8,000,002
Michael B. McGuinness	114,679	99,206	213,885	$500,000	114,679	99,206	$500,000	$1,000,000

2025 Annual Long-Term Incentive Compensation Award Achievements

Following the end of 2025, the Compensation Committee determined the cost savings performance metric of the 2025 PSU awards exceeded the target cost savings goal of $150 million. Actual achievement was $208.7 million, which was 139% of the target cost savings goal. The earned 2025 cost savings PSUs were earned at the maximum achievement level of 120%, subject to the three-year relative TSR modifier, and will not vest until February 20, 2028, subject to each NEO's continued employment.

	Threshold 67%	Target 100%	Maximum 120%	Achievement $	Achievement %
Cost Savings (in millions)	$100.5	$150.0	$180.0	$208.7	139%

2023 PSU Awards Earned in 2025

The Company granted PSUs in 2023 to our executives that could be earned in an amount ranging from 0% to 150% of the target number of awarded PSUs based on (1) the Company’s Relative TSR, (2) the achievement of Adjusted EBITDA performance and (3) achievement of human capital performance metrics, each during the performance period. The following table summarizes our performance compared to each measure. Based primarily on our strong Relative TSR performance over the three-year performance period (at the 72nd percentile), which accounted for 50% of the long-term incentive opportunity and was earned at 144.6% of target, the 2023 PSUs were earned at 101.8% of target. The earned PSUs will not vest until May 18, 2026, subject to each NEO’s continued employment.

	Threshold 50%	Target 100%	Maximum 150%	2023-2025 Actual	Achievement	Weighting
Relative TSR Percentile	25%	50%	75%	72%	144.6%	50%
Adjusted EBITDA (in millions)	$1,936	$2,420	$2,904	$2,088	65.7%	25%
Human Capital	3.4 ppt	6.8 ppt	10.2 ppt	3.98 ppt	52.2%	25%

2026 Annual Long-Term Incentive Compensation Awards

For the 2026 annual long-term incentive awards, the Compensation Committee awarded our NEOs 50% RSUs and 50% PSUs to maintain the strong alignment between compensation and stockholder value creation and to reflect competitive market practices. The 2026 PSU performance metric consists solely of cumulative three-year Adjusted EBITDA, subject to a relative TSR modifier. This metric provides a reliable snapshot for investors of the Company’s operating profitability over the long-term three-year measurement period and allows investors to better compare our financial performance with other companies. By rewarding cumulative Adjusted EBITDA over the three-year measurement period, we believe we will incentivize our executives to focus on continually driving revenue over the measurement period while simultaneously controlling costs and maintaining previously instituted cost savings. In addition, a relative TSR modifier will be applied to the PSUs, such that the number of PSUs earned could be increased or decreased by up to +/- 25% depending on our relative TSR performance during the three-year performance period, which we believe is important to long-term investors as they measure our performance against other media & entertainment companies.

Benefits and Perquisites

Each of the NEOs is entitled to participate in all employee benefit and retirement plans, as well as all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. We also provide certain other perquisites to the NEOs. There were no new or additional benefits and perquisites for any of our NEOs in 2025.

In light of heightened security concerns, and productivity reasons, we strongly encourage, and in certain cases require, certain of our NEOs use an aircraft for personal air travel. In addition, we agreed to make an aircraft available to Mr. Pittman for his business and personal use and we currently lease an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” Messrs. Pittman and Bressler each reimburses the Company to the extent that his personal use of Company aircraft exceeds $250,000 during a calendar year. Likewise, for security and efficiency, we also make a car and driver available for Mr. Pittman and Mr. Bressler’s use. These perquisites are imputed into the NEO’s income and no associated tax equalization payments are provided.
The Compensation Committee believes that the above benefits and perquisites, although a relatively small portion of the NEOs’ total compensation, provide a more tangible incentive than an equivalent amount of cash compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (b) to the Summary Compensation Table.
In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that our compensation structure is balanced and comprehensive. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to review by the Compensation Committee.

Severance Arrangements
Pursuant to their respective employment agreements, each of our NEOs is entitled to certain payments and benefits in defined termination situations including ones that are in connection with a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation Tables—Executive Compensation Arrangements” set forth below in this proxy statement.

Other Matters
Tax and Accounting Considerations
Accounting Standards Codification (“ASC”) Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and PSUs under our equity incentive award plans will be accounted for under ASC Topic 718. We have elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.
Responsible Long-Term Incentive Grant Practices
Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices at least equal to the fair market value of our Class A common stock on such dates. Equity grants are awarded under our stockholder approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder-approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.
Securities Trading Policy
Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. The policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s Chief Legal Officer.
Clawback Policy
We believe in maintaining best practices for our executive compensation program, and as part of that we maintain a “clawback” policy with respect to excess cash and time-vesting or performance-vesting equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement.
Stock Ownership Guidelines and Broad-Based Stock Ownership
We maintain stock ownership guidelines covering our executive officers, including our NEOs, and non-employee directors. We believe that linking a significant portion of an officer’s current and potential future net worth to our success, as reflected in our share price, helps to ensure that officers are economically aligned with our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders.
These guidelines require the covered individual to own an amount of our Class A common stock with an aggregate market value equal to a specified multiple of their base salary or, with respect to directors, $500,000. Each covered individual is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines for executives:

Position	Multiple of Base Salary
Chief Executive Officer and President	6x
Deputy Chief Financial Officer	2x
The types of ownership arrangements counted towards the guidelines are: shares of our Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, deferred stock units (vested or unvested) or unvested restricted stock unit awards. We do not count towards the guidelines shares underlying unexercised stock options or unearned performance awards.

Any individual with equity holdings below the defined guideline level following the five-year compliance period is required to retain at least 50% of all net settled shares received from the vesting, delivery and/or exercise of equity awards granted under the Company’s equity incentive plans until he or she achieves the guideline ownership level. Each of our NEOs was in compliance with the guidelines as of December 31, 2025 by either maintaining the required number of shares of common stock or otherwise building ownership within the required time period or at the required retention percentage.

COMPENSATION COMMITTEE REPORT
The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed with management the Executive Compensation section and, based on such review and discussions, recommended to the Board that the Executive Compensation section be included in this proxy statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
James A. Rasulo, Chair
Samuel E. Englebardt, Member
Robert Millard, Member
Cheryl Mills, Member

EXECUTIVE COMPENSATION TABLES
The following section, and the tables that appear herein, sets forth information with respect to total compensation for the year ended December 31, 2025, and, with respect to the Summary Compensation Table below, the fiscal years ended December 31, 2025 and 2024 for our 2025 Principal Executive Officer and the two most highly compensated executive officers other than the Principal Executive Officer.
Summary Compensation Table
The Summary Compensation Table below provides compensation information for the years ended December 31, 2025, and 2024.

Name and Principal Position	Year	Salary	Stock Awards(a)	Non-Equity Incentive Plan Compensation(b)	All Other Compensation(c)	Total
Robert W. Pittman Chairman and Chief Executive Officer (PEO)	2025	$1,800,000	$8,000,002	$2,867,400	$304,412	$12,971,814
	2024	$1,800,000	$7,936,000	$2,882,203	$330,517	$12,948,720
Richard J. Bressler President, Chief Operating Officer and Chief Financial Officer (PFO)	2025	$1,800,000	$8,000,002	$2,867,400	$124,969	$12,792,371
	2024	$1,800,000	$7,936,000	$2,882,203	$—	$12,618,203
Michael B. McGuinness Executive Vice President, Finance and Deputy Chief Financial Officer	2025	$925,000	$1,000,000	$818,625	$—	$2,743,625
	2024	$925,000	$868,000	$1,805,507	$—	$3,598,507
(a) The amounts shown represent the full grant date fair value of RSUs and PSUs awarded to the executive by iHeartMedia, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. The grant date fair value of RSUs is based on the closing stock price of our stock on the applicable grant date.
With respect to the PSUs granted in 2025, the number of PSUs that are eligible to vest will be determined based on the measurement of Adjusted EBITDA, Cost Savings, Relative TSR and, for Messrs. Pittman and Bressler, Advertising Sales Reorganization metrics as described in more detail in the "Executive Compensation—Long-Term Incentive Compensation—Performance Stock Units" section above. As noted above, in consideration of share usage, a portion of the equity-based compensation value for Messrs. Pittman, Bressler and McGuinness will be cash-settled.
The grant date fair value of the PSUs included in the "Stock Awards" column above that are tied to the Adjusted EBITDA, Cost Savings and Advertising Sales Reorganization metrics was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance in each case.
For the portion of PSU awards granted in 2025 tied to the Relative TSR modifier, the grant date fair value included in the "Stock Awards" column above is calculated based on the Monte Carlo simulation model, which incorporated the following significant inputs; (i) the stock price on the date of grant; (ii) the performance period for the award which is February 20, 2025 to December 31, 2027; (iii) a risk-free interest rate derived from the U.S. Department of Treasury constant maturities yields on the grant date as reported in the H.15 Federal Reserve Statistical Release commensurate with the remaining length of the performance period; (iv) a dividend yield of 0% because the Company does not pay dividends; (v) the stock price volatility of the Company and each company in the S&P U.S. BMI Media & Entertainment Index over the time horizons matching the performance periods; and (vi) the starting TSR was calculated for the Company and each of the S&P U.S. BMI Media & Entertainment Index component companies based on closing prices on the grant date compared to the average closing prices over the 20 trading days immediately preceding the first day of the performance period.
The following table presents the fair value assumptions used in the valuation of the PSUs tied to Relative TSR performance granted during the fiscal year ended December 31, 2025:

Grant Date
February 20, 2025
Closing Price	$2.18
Risk Free Rate	4.3%
Dividend Yield	—%
Volatility	23.4%
Initial TSR Performance	(4.9)%
Fair Value per share based on the Monte Carlo Simulation	$2.52
The highest level of performance that may be achieved for the Adjusted EBITDA and Cost Savings PSUs is 120% of target, and the highest level of performance that may be achieved for the Advertising Sales Reorganization PSUs is 100% of target. As such, the grant date fair values for the PSUs granted in 2025 to Messrs. Pittman, Bressler and McGuinness (assuming performance at the maximum level) is $6,000,002, $6,000,002 and $599,998, respectively.
(b) 2024 includes a one-time transaction bonus for Mr. McGuinness to recognize the extraordinary efforts of executing and bringing the transformation of the Company's capital structure through the exchange of approximately $4.8 billion (or 92%) of its aggregate principal amount of outstanding debt (the "Debt Exchange Transaction") to a successful completion.

(c) As described in the chart below, for 2025 the All Other Compensation column reflects:
•the value of personal use of an aircraft by Messrs. Pittman and Bressler; and
•amounts reimbursed for personal car service expenses incurred by Messrs. Pittman and Bressler.

	Robert W. Pittman	Richard J. Bressler
Aircraft Usage	$250,000	$124,969
Car Service	54,412	—
Total	$304,412	$124,969
Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

The value of personal aircraft usage reported above represents the incremental cost to iHeartMedia for the executives personal use of private aircraft based on the direct variable operating cost per hour of flight incurred by iHeartMedia for such use. These variable costs include items such as fuel charges, departure and landing fees, regular maintenance costs and crew expenses.

Outstanding Equity Awards at Fiscal Year-End 2025
The following table shows all outstanding equity awards held by the NEOs as of December 31, 2025. Equity awards granted in 2025, 2024, 2023 and 2022 were granted pursuant to our 2021 Plan; equity awards granted in 2020 were granted pursuant to our 2019 Incentive Equity Plan (the "2019 Plan"):

Name	Grant Date	Option Awards			Stock Awards(a)(c)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested or Earned Shares of Units of Stock (#)	Market Value of Shares or Units of Stock That Have Not Vested or Earned Shares or Units of Stock ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(b)
Robert W. Pittman	2/20/2025				1,284,404	$5,343,121
	2/20/2025						2,931,412	$12,194,674
	2/25/2024				746,668	$3,106,138
	2/25/2024						3,120,000	$12,979,200
	5/18/2023				486,619	$2,024,335
	5/18/2023						1,336,984	$5,561,854
	3/28/2022						92,343	$384,145
	8/14/2020	461,500	$8.98	8/14/2030
Richard J. Bressler	2/20/2025				1,284,404	$5,343,121
	2/20/2025						2,931,412	$12,194,674
	2/25/2024				746,668	$3,106,138
	2/25/2024						3,120,000	$12,979,200
	5/18/2023				486,619	$2,024,335
	5/18/2023						1,336,984	$5,561,854
	3/28/2022						85,239	$354,596
	8/14/2020	461,500	$8.98	8/14/2030
Michael B. McGuinness	2/20/2025				229,358	$954,130
	2/20/2025						297,618	$1,238,090
	2/25/2024				116,668	$485,338
	2/25/2024						288,750	$1,201,200
	5/18/2023				60,466	$251,539
	5/18/2023						166,130	$691,100
	8/14/2020	15,600	$8.98	8/14/2030
(a) For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 31, 2025 of $4.16.
(b) Includes the PSUs that met their performance goals in 2024 and 2025, but still require employees to meet the service period criteria.
(c) The following table describes the vesting schedule for each outstanding equity award included above.

Grant Date	Unit Type	Stock Awards Vesting Schedule
2/20/2025	RSUs	33% on each of the first three anniversaries of the grant date
2/20/2025	PSUs	100% will vest on the third anniversary of the grant date, subject to performance goal achievement(a)
2/25/2024	RSUs	33% on each of the first three anniversaries of the grant date
2/25/2024	PSUs	100% will vest on the third anniversary of the grant date, subject to performance goal achievement(b)
5/18/2023	RSUs	33% on each of the first three anniversaries of the grant date
5/18/2023	PSUs	100% will vest on the third anniversary of the grant date, subject to performance goal achievement(c)
3/28/2022	PSUs	100% will vest on the fifth anniversary of the grant date, subject to performance goal achievement(d)
8/14/2020	Options	Options were fully vested as of December 31, 2024
(a) The PSUs granted on February 20, 2025 are tied to two categories of performance goals: Adjusted EBITDA (50%) and Cost Savings (50%). These goals also include a Relative TSR modifier of +/- 25%. The Special PSUs granted on February 20, 2025 to Messrs. Pittman and Bressler are tied to advertising sales reorganization performance goals as discussed above.
(b) The PSUs granted on February 25, 2024 are tied to two categories of performance goals: Adjusted EBITDA (50%) and Cost Savings (50%). These goals also include a Relative TSR modifier of +/- 25%. The Special PSUs granted on February 25, 2024 to Messrs. Pittman and Bressler are tied to debt refinancing performance goals as discussed above.
(c) The PSUs granted on May 18, 2023 are tied to three categories of performance goals: Adjusted EBITDA (25%), Human Capital (25%), and Relative TSR (50%).
(d) The PSUs granted on March 28, 2022 are tied to achievement of absolute TSR goals.

Executive Compensation Arrangements
Employment Agreements
The following is a summary of the employment agreements with each of our named executive officers, as they were in effect in 2025.
Robert W. Pittman and Richard Bressler
A&R Employment Agreements Robert W. Pittman and Richard Bressler
We are party to amended and restated employment agreements with Messrs. Pittman and Bressler, each dated as of March 28, 2022 (collectively, the “A&R Employment Agreements”). The A&R Employment Agreements with Messrs. Pittman and Bressler were amended in August 2025, as described below. The A&R Employment Agreement with Mr. Bressler was further amended in November 2025, as described below.
Under Mr. Pittman’s A&R Employment Agreement (the “Pittman Agreement”), Mr. Pittman serves as Chairman of the Board of iHeartMedia, in addition to his continued service as Chief Executive Officer of iHeartMedia and iHeartMedia Holdings, Inc. (“iHMMS”), a subsidiary of iHeartMedia. Under Mr. Bressler’s A&R Employment Agreement (the “Bressler Agreement”), Mr. Bressler served in 2025 as President, Chief Operating Officer and Chief Financial Officer of iHeartMedia and iHMMS.
In accordance with the A&R Employment Agreements, Messrs. Pittman and Bressler each received a minimum base salary of $1,500,000 per year and a target annual performance bonus of $3,400,000 through December 31, 2022. On January 1, 2023, the minimum base salary rate for each of Messrs. Pittman and Bressler increased to $1,800,000 per year, and the target annual bonus opportunity for each of Messrs. Pittman and Bressler was changed to 225% of his respective base salary rate. Their base salary may be increased at the discretion of iHeartMedia’s Board or its Compensation Committee. Under the A&R Employment Agreements, Messrs. Pittman and Bressler have the opportunity to earn an annual performance bonus based on the achievement of performance goals established by the Compensation Committee after consultation with the applicable executive.
In connection with entering into the A&R Employment Agreements with Messrs. Pittman and Bressler, we granted to each of Messrs. Pittman and Bressler an award of performance-vesting restricted stock units, which has a grant-date fair value of $6,500,000 for Mr. Pittman and $6,000,000 for Mr. Bressler, and which generally vests based on our achievement of rigorous absolute total shareholder return goals and continued service over a five-year period. In addition, Messrs. Pittman and Bressler remain eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $8,000,000; provided, that neither executive is entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee's discretion and approval. Further, the agreements prescribe that the forms of award agreement underlying equity granted pursuant to Messrs. Pittman and Bressler’s A&R Employment Agreements provide that in the event of a change in control, a related Qualifying Termination will result in the acceleration of unvested awards (i.e., double trigger), subject to additional conditions.
Messrs. Pittman and Bressler are each entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft, provided that Mr. Pittman is required to reimburse iHeartMedia to the extent that his personal use of such aircraft exceeds $250,000 in the aggregate for the applicable calendar year during Mr. Pittman’s employment term (calculated by reference to the incremental cost to iHeartMedia that would be reportable in accordance with Item 402 of Regulation S-K, including any amendments or successor rules thereto). iHeartMedia also makes a car and driver available for Mr. Pittman’s business and personal use. Under the Bressler Agreement, iHeartMedia makes a car service available for Mr. Bressler’s business use.
Under the A&R Employment Agreements, Messrs. Pittman and Bressler are required to comply with standard confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify each of Messrs. Pittman and Bressler for acts committed in the course and scope of his employment.
Under the A&R Employment Agreements, if iHeartMedia terminates Mr. Pittman’s or Mr. Bressler’s employment without Cause or if the executive terminates his employment with Good Reason (as each such term is defined in the applicable A&R Employment Agreement), then the executive will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year (the “Earned Prior Year Annual Bonus”). In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay the executive, over a period of two years (for Mr. Pittman) or 18 months (for Mr. Bressler), an amount equal to two times (for Mr. Pittman) or 1.5 times (for Mr. Bressler) the sum of his base salary and target bonus; (2) reimburse the executive for all COBRA premium payments paid by the executive for continuation of healthcare coverage during the 18-month period following the date of his termination; and (3) pay the executive a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”).
If the executive is unable to perform his duties under his agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If the executive’s employment is terminated due to death or disability, iHeartMedia will pay to the executive or his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse the executive or his estate, on a monthly basis, for an additional amount equal to all COBRA premium payments paid by the executive or his estate for continuation of healthcare coverage during the 18-month period following his date of termination.

The A&R Employment Agreements provide that if Mr. Pittman or Mr. Bressler, as applicable, retires on or following June 1, 2026, iHeartMedia will pay him any Earned Prior Year Annual Bonus. In addition, the executive will remain eligible to receive a Prorated Annual Bonus with respect to calendar year 2026, based on achievement of applicable performance goals for that year.
In the event that any payment or benefit received or to be received by the executive or on the executive's behalf, including any payment or benefit received in connection with a termination of the executive's employment, whether pursuant to the terms of the A&R Employment Agreement, any other plan, arrangement or agreement or otherwise, would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will either (i) reduce the total amount of such payments or benefits made to the executive such that the excise tax will not be imposed or (ii) pay the entire (unreduced) payments.
Amendments to A&R Employment Agreements Robert W. Pittman and Richard Bressler
On August 28, 2025, we entered into amendments to the A&R Employment Agreements with Messrs. Pittman and Bressler. The material changes under the amendments were as follows:
•Extended the term of the A&R Employment Agreements (which were scheduled to expire in June 2026) until December 31, 2029, at which time the A&R Employment Agreements, as amended, will terminate unless the executive and the Company have mutually agreed to extend the term.
•Provide that outstanding equity awards granted at least six months prior to a qualifying retirement termination will remain outstanding and eligible to vest in accordance with the original vesting schedule (and, for performance-based awards, based on actual performance).
•Increased Mr. Bressler’s cash severance multiplier from 1.5x to 2x to align his severance payments and benefits (upon a qualifying termination of employment) with Mr. Pittman’s existing severance payments and benefits.
•Requires Mr. Bressler to reimburse iHeartMedia to the extent that his personal use of corporate aircraft exceeds $250,000 in the aggregate for the applicable calendar year.
On November 25, 2025, we further amended Mr. Bressler’s A&R Employment Agreement to change his title from President, Chief Operating Officer and Chief Financial Officer to President and Chief Operating Officer effective as of January 1, 2026.
Michael B. McGuinness
Effective September 5, 2019, Michael B. McGuinness entered into an employment agreement with one of our subsidiaries, iHMMS, which we amended on January 1, 2021 and September 16, 2022 (collectively, the “McGuinness Agreement”). Under the McGuinness Agreement, Mr. McGuinness served in 2025 as Executive Vice President, Deputy Chief Financial Officer of iHeartMedia and Deputy Chief Financial Officer – Multiplatform and Digital Segments of iHMMS. The McGuinness Agreement was further amended in November 2025, as described below.
As amended (prior to the November 2025 amendment), the term of the McGuinness Agreement was scheduled to end on June 1, 2027, with automatic two-year extensions thereafter unless either party gives prior written notice of non-renewal. Pursuant to the McGuinness Agreement, Mr. McGuinness is entitled to receive a base salary at a rate of $850,000 per year, which increased on January 1, 2024 to $925,000, and which is further subject to increase to $975,000 on January 1, 2026. Mr. McGuinness is eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 110% of his base salary, which increased to 125% of his base salary on September 1, 2022. The McGuinness Agreement also entitles Mr. McGuinness to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.
Under the McGuinness Agreement, Mr. McGuinness is required to comply with typical confidentiality, non-competition and non-solicitation covenants. iHMMS may elect at any point during the employment term, other than the applicable notice of non-renewal period, to change Mr. McGuinness to consulting status for a twelve-month period. If Mr. McGuinness is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. McGuinness is placed in a consulting status as related to overall performance at the end of such calendar year.
If iHMMS terminates Mr. McGuinness’s employment without Cause, if Mr. McGuinness terminates his employment for Good Cause (as each such term is defined in the McGuinness Agreement), or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case, other than in connection with a Change in Control, then in addition to Mr. McGuinness’s Earned Prior Year Annual Bonus, and provided he signs and returns a release of claims in the time period required, iHMMS will pay to Mr. McGuinness an amount equal to the sum of: (i) 1.5 times his annual base salary and target annual bonus for the year of termination, (ii) the assumed COBRA premiums he would pay if he elected COBRA coverage during the 18-month period following his termination (whether or not he elects such coverage) (the “COBRA Amount”), and (iii) the Prorated Annual Bonus. In addition, iHeartMedia will provide Mr. McGuinness with up to 18 months of accelerated time-vesting for iHeartMedia equity awards granted on or after May 9, 2022.

If Mr. McGuinness is terminated without Cause, if Mr. McGuinness terminates his employment for Good Cause, or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case in the 90 day period prior to, or 12-month period following, a Change in Control, then in addition to the Earned Prior Year Annual Bonus, and provided that he signs and returns a release of claims in the time period required, Mr. McGuinness will be entitled to the same severance payments and benefits as described above, except the cash payment will be based on: (A) an amount equal to two times his annual base salary and target annual bonus for the year of termination, and (B) 1 1/3 times the COBRA Amount.
If Mr. McGuinness is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McGuinness’s employment is terminated due to death or disability, iHMMS will pay to Mr. McGuinness or his designee or estate any Earned Prior Year Annual Bonus and any Prorated Annual Bonus. In addition, any iHeartMedia equity awards granted to Mr. McGuinness on May 9, 2022 or after September 16, 2022 will accelerate and vest to the extent that such equity awards were scheduled to vest through May 31 following Mr. McGuinness’s termination date (if more favorable than the treatment contained in an applicable individual award agreement).
Amendment to McGuinness Agreement
On November 25, 2025, we amended the McGuinness Agreement. Pursuant to the amendment, effective as of January 1, 2026, Mr. McGuinness’s title became Chief Financial Officer, reporting to the Company’s President and Chief Operating Officer, Mr. Bressler. The amendment also extends the term of the McGuinness Agreement through June 30, 2030. In addition, effective as of January 1, 2026, Mr. McGuinness’s annual salary was increased to $1.2 million, his annual bonus target was increased to 150% of his base salary and his annual long-term incentive grant has a target grant date fair value of $1.5 million.
Impact of Change in Control or Termination on Equity Awards
Performance RSUs Granted to Messrs. Pittman and Bressler on March 28, 2022. In connection with entering into amended and restated employment agreements with Messrs. Pittman and Bressler, we granted each of them “sign-on” performance-based restricted stock units (collectively, “Sign-On PSUs”) under the 2021 Plan on March 28, 2022.
In the event of a Change in Control, as defined in the 2021 Plan, that occurs during the performance period, then any Sign-On PSUs that are earned based on the achievement of annualized absolute TSR goals prior to or in connection with the Change in Control will convert into a service-based vesting award that will vest in full on the fifth anniversary of the grant date, subject to continued service, except as provided below. In this change in control context only, achievement of the annualized absolute TSR goal applicable to the Sign-On PSUs will be measured based on a straight-line interpolation if iHeartMedia’s annualized Absolute TSR falls between two applicable goals. If the earned Sign-On PSUs are not assumed in connection with a Change in Control, then 100% of any earned Sign-On PSUs (including any that became earned in connection with the Change in Control) will vest.
If Mr. Pittman or Mr. Bressler experiences a termination by iHeartMedia without “Cause”, or resigns for “Good Reason” (each, a “Qualifying Termination”), or due to death or disability, or retires on or after June 1, 2026, in each case, prior to a Change in Control, the Sign-On PSUs will remain outstanding and eligible to vest at the end of the performance period based on the achievement of performance goals during the performance period. If the executive experiences a Qualifying Termination on or following a Change in Control, then his earned Sign-On PSUs will vest in full upon such termination (i.e., “double trigger”).
The treatment described above is subject to and conditioned upon the applicable executive’s execution, delivery and non-revocation of a general release within 60 days following the termination date.
Performance RSUs Granted in 2023, 2024, and 2025 (other than debt PSUs and advertising sales reorganization PSUs). Each of our NEOs were granted a number of PSUs under the 2021 Plan in 2023, 2024 and 2025.
With respect to the PSUs granted in 2023, upon the applicable executive’s Qualifying Termination prior to a Change in Control and prior to the last day of the performance period, then:
•with respect to Messrs. Pittman and Bressler, the PSUs will remain outstanding and eligible to vest in full, subject to the achievement of the applicable performance goals, and will be settled on the original vesting date; and
•with respect to Mr. McGuinness, the PSUs will remain outstanding and eligible to vest with respect to a prorated number of PSUs (i.e., prorated to reflect the number of days the executive was in service during the applicable performance period), and will be settled on the original vesting date.
With respect to the PSUs granted in 2024 and 2025, upon the applicable executive’s Qualifying Termination prior to a Change in Control and prior to the third anniversary of the date of grant (including if the applicable executive’s Qualifying Termination occurs following December 31, 2026 with respect to the 2024 PSUs or December 31, 2027 with respect to the 2025 PSUs) then:
•with respect to Messrs. Pittman and Bressler, the PSUs will remain outstanding and eligible to vest in full, subject to the achievement of the applicable performance goals, and will be settled on the earlier of the original vesting date and a Change in Control; and
•with respect to Mr. McGuinness, the PSUs will remain outstanding and eligible to vest with respect to a prorated number of PSUs (i.e., prorated to reflect the number of days the executive was in service from the date of grant through the third anniversary thereof, taking into account any additional service-vesting credit), and will be settled on the earlier of the original vesting date and a Change in Control; provided, however, that if a Change in Control occurs within ninety days following the date of Mr. McGuinness’s Qualifying Termination and prior to the third anniversary of the date of grant, the number of PSUs that vest on the date of such Change in Control will not be pro-rated.
With respect to the PSUs granted in 2023, upon the applicable executive's Qualifying Termination following the last day of the performance period but prior to the third anniversary of the date of grant, any PSUs that were previously earned will vest in full as of the termination date.
With respect to the PSUs granted in 2023, upon a termination due to death or disability, the PSUs will vest at target levels.
With respect to the PSUs granted in 2024 and 2025, upon the applicable executive's termination due to death or disability prior to a Change in Control and prior to the third anniversary of the date of grant, then:
•if such termination occurs on or prior to the last day of the year of grant, the PSUs will vest at target levels,
•if such termination occurs after the year of grant but prior to or on the last day of the performance period, the PSUs will vest at target levels with respect to “EBITDA” PSUs and at actual performance levels with respect to “earned cost savings” PSUs; or
•if such termination occurs after the last day of the performance period (but prior to the vesting date), the earned PSUs will vest in full, subject to the achievement of the applicable performance goals.
With respect to Messrs. Pittman and Bressler only:
•with respect to the PSUs granted in 2023, if the executive retires on or following June 1, 2026, then his PSUs granted more than one year prior to the date of his retirement will vest at target levels;
•with respect to the PSUs granted in 2024 and 2025, if the executive retires on or following June 1, 2026 but prior to a Change in Control and prior to the third anniversary of the date of grant, then:
◦if the executive retires prior to or on the last day of the performance period, the PSUs will vest at target levels with respect to “EBITDA” PSUs and at actual performance levels with respect to “earned cost savings” PSUs; or
◦if the executive retires after the last day of the performance period (but prior to the vesting date), the earned PSUs will vest in full, subject to the achievement of the applicable performance goals.
In addition, upon a Change in Control the PSUs granted in 2023, 2024 and 2025 will be earned based on the actual, target or the greater of target or actual performance, as applicable, through the consummation of such Change in Control, and such earned PSUs will vest on the earlier of (i) the third anniversary of the applicable grant date, (ii) the applicable executive’s Qualifying Termination or (iii) the applicable executive’s termination of employment due to death, disability or, with respect to Messrs. Pittman and Bressler, the executive’s retirement.
Advertising Sales Reorganization PSUs Granted in 2025. Messrs. Pittman and Bressler were granted a number of advertising sales reorganization PSUs under the 2021 Plan in 2025.
Upon the applicable executive’s Qualifying Termination prior to a Change in Control and prior to the third anniversary of the date of grant (including if the applicable executive’s Qualifying Termination occurs following December 31, 2027), the PSUs will remain outstanding and eligible to vest, subject to the achievement of the applicable performance goals, on the earlier of the original vesting date and a Change in Control.
Upon the applicable executive's termination due to retirement or due to death or disability, in either case, prior to a Change in Control and prior to the third anniversary of the date of grant, then:
•if such termination occurs on or prior to December 31, 2027, the PSUs will vest at target levels, or
•if such termination occurs on or after January 1, 2028, the earned PSUs will vest.
In addition, (i) upon a Change in Control that occurs prior to or on December 31, 2027, the PSUs will be earned based on the target performance and (ii) upon a Change in Control that occurs on or following January 1, 2028, the earned PSUs will remain earned PSUs. In either case, such earned PSUs will vest on the earlier of (i) the third anniversary of the applicable grant date, (ii) the applicable executive’s Qualifying Termination, (iii) immediately prior to the consummation of such Change in Control (if the PSU award is not assumed in connection with the Change in Control and/or the executive experiences a Qualifying Termination prior to the Change in Control) or (iv) the applicable executive’s termination of employment due to death, disability or the executive’s retirement.
Time-Vesting RSUs Granted in 2023, 2024, 2025, and debt PSUs Granted in 2024. Each of our Named Executive Officers were granted a number of time-based RSUs under the 2021 Plan in 2023, 2024 and 2025. In addition, Messrs. Pittman and Bressler were granted debt PSUs in 2024 that achieved their performance goal in 2024, and therefore for purposes of this discussions are treated as time-vesting RSUs.
Upon the applicable executive’s Qualifying Termination prior to a Change in Control, then:
•with respect to Messrs. Pittman and Bressler, the executive’s RSUs will vest in full as of the applicable termination date and be settled on the original vesting date; and

•with respect to Mr. McGuinness, a portion of the executive’s RSUs that would have vested on the next scheduled RSU vest date, prorated to reflect the number of days the executive was in service with iHeartMedia during such vesting period (with respect to the RSUs granted in 2024 and 2025, taking into account any additional service-vesting credit), will vest as of the termination date and be settled on the original vesting date; provided, however, that with respect to the 2024 and 2025 RSUs if a Change in Control occurs within ninety days following the date of Mr. McGuinness's Qualifying Termination and prior to the third anniversary of the date of grant, the RSUs that remain unvested following the pro-rata vesting described above will vest immediately prior to the Change in Control.
If an executive’s Qualifying Termination occurs following a Change in Control or due to the executive’s death or disability, then the executive’s RSUs will vest in full and be settled in connection with such Qualified Termination.
With respect to Messrs. Pittman and Bressler only, if either executive experiences a “retirement termination” (which may not occur prior to June 1, 2026), his RSUs will vest in full if they were granted more than one year prior to the retirement date.

PAY VS PERFORMANCE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2025, 2024 and 2023 and our financial performance for each such fiscal year:

Year	Summary Compensation Table for PEO	Compensation Actually Paid to PEO(a)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs(a)	Value of Initial Fixed $100 Investment(b) Based on	Net Income ($000s)
					Total Shareholder Return
2025	$12,971,814	$29,472,494	$7,767,998	$16,941,097	$68	$(471,887)
2024	$12,948,720	$8,391,174	$8,108,355	$5,552,269	$32	$(1,009,494)
2023	$13,924,693	$9,699,132	$4,876,819	$3,520,986	$44	$(1,100,339)
(a) Amounts represent compensation actually paid to our PEO reported in the Summary Compensation Table for the applicable fiscal year and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year.
(b) Initial fixed $100 investment is as of the beginning of 2023.

Year	PEO	Non-PEO NEOs
2025	Robert Pittman	Richard Bressler		Michael McGuinness
2024	Robert Pittman	Richard Bressler		Michael McGuinness
2023	Robert Pittman	Richard Bressler	Michael McGuinness	Jordan Fasbender	Scott Hamilton
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows(1):

Adjustments	2025
	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(8,000,002)	$(4,500,001)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$15,585,413	$8,766,793
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$9,307,268	$5,132,516
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(391,999)	$(226,209)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Total Adjustments	$16,500,680	$9,173,099
(1) The fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the 2023, 2024 and 2025 fiscal years. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant in accordance with ASC Topic 718. For stock options, the grant-date fair values were estimated using Black-Scholes. Subsequent valuations at the end of each fiscal year and as of each vest date are performed using a lattice model, as the latter provides a better estimate of options that are no longer at-the-money. For market-based restricted stock units, fair values were estimated using a Monte Carlo simulation model, using assumptions that are consistent with those used at grant. For other performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.

Relationship between Financial Performance Measures
The graphs below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our Net Income/(Loss) and (ii) our cumulative TSR, in each case, for the fiscal years ended December 31, 2025, 2024 and 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Returns
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
Compensation Actually Paid
$100
$80
$60
$40
$20
$—
Total Shareholder Returns
2023
2024
2025
PEO Compensation Actually Paid
NEO Compensation Actually Paid
iHeart TSR

Compensation Actually Paid versus Net Loss
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
Compensation Actually Paid
$—
$(200,000)
$(400,000)
$(600,000)
$(800,000)
$(1,000,000)
$(1,200,000)
Net Loss ($000s)
2023
2024
2025
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Net Loss ($000s)

For additional details regarding our most important financial performance measures, please see the sections titled “–Short-Term Cash Incentives” and “–Long-Term Incentive Compensation” in our CD&A elsewhere in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the equity awards outstanding under our equity compensation plans as of December 31, 2025:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (Column A)	Weighted-average exercise price of outstanding options, warrants and rights(a)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column A)
Equity compensation plans approved by security holders (b)	13,436,421	$—	5,651,094
Equity compensation plan not approved by security holders (c)	2,070,815	$10.17	—
Total(d)	15,507,236	$10.17	5,651,094
(a) The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs and PSUs, which have no exercise price.
(b) Represents the 2021 Long-Term Incentive Award Plan.
(c) Represents the 2019 Plan which was adopted in connection with the Emergence. No additional awards may be made under the 2019 Plan.
(d) This number includes shares subject to outstanding awards granted, of which 2,070,815 shares are subject to outstanding options and 13,436,421 shares are subject to outstanding RSUs and PSUs.

2019 Plan

Effective May 1, 2019, the United States Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”) approved the establishment of the 2019 Plan in connection with our Emergence. No additional awards may be made under the 2019 Plan. However, outstanding awards prior to the termination of the 2019 Plan continue to be governed by such plan. The 2019 Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to officers, directors or managers of iHeartMedia or any affiliate thereof, subject to certain limitations that may be imposed under applicable law or regulation, and excluding its authority with respect to awards to non-employee directors or officers within the meaning of Section 16 of the Exchange Act.

Awards
The 2019 Plan previously provided for the grant of nonqualified options and RSUs. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally to be settled in shares of iHeartMedia’s Class A common stock, but the plan administrator may provide for cash settlement of any award.
Certain Transactions
In the event of certain transactions and events affecting iHeartMedia’s Class A common stock, such as stock dividends, stock splits, mergers, reorganizations, spin-offs, liquidation, and other similar corporate transactions or events, if an adjustment is determined by the Board to be reasonably appropriate in order to prevent the dilution or enlargement of the rights of participants under the 2019 Plan, then the Board will make equitable adjustments to the 2019 Plan and outstanding awards subject to the terms of the 2019 Plan. The Board also has broad discretion to take similar action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, as it may determine appropriate and equitable in other types of corporate transactions or events,
In the event of a change in control (as defined in the 2019 Plan) of iHeartMedia, all outstanding awards will immediately vest in full and become exercisable, as applicable, unless otherwise specified in the relevant award agreement governing such award.
Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants; Transferability; Participant Payments
The plan administrator may determine award terms and conditions otherwise inconsistent with the 2019 Plan if the plan administrator determines such terms and conditions to be necessary in order to facilitate grants of awards subject to the laws, tax policies or customs of countries outside of the United States. With limited exceptions for estate planning and the laws of descent and distribution, awards under the 2019 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2019 Plan, such obligations shall be satisfied pursuant to a net withholding of an applicable number of shares; provided, that the plan administrator may, in its discretion, accept cash or such other form of consideration as it deems suitable in satisfaction of such obligations.
Plan Amendment and Termination
The Board may amend the 2019 Plan at any time; provided that no such action will amend the terms of the Management Reserve grants or have a material adverse effect on the rights of any participant with respect to such participant’s outstanding awards under the 2019 Plan. As noted above, the 2019 Plan terminated in April 2021 in connection with the adoption of our 2021 Long-Term Incentive Award Plan. As such, we are not able to grant future awards under the 2019 Plan; however, the terms and conditions of the 2019 Plan continue to govern any outstanding awards thereunder.

DIRECTOR COMPENSATION
The individuals who served as members of our Board during 2025 are set forth in the table below. Robert W. Pittman and Richard J. Bressler are employees of the Company; therefore, they do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as Chief Executive Officer and Mr. Bressler’s compensation for his service as President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above.
The following describes the compensation program we maintained for our non-employee directors in 2025.
2025 Director Compensation
On May 18, 2023, our Board adopted the iHeartMedia, Inc. Non-Employee Director Compensation Program (the “Director Compensation Program”) in order to memorialize our non-employee director compensation program for 2023 and beyond. The Director Compensation Program provides for annual retainer fees and long-term equity awards for our non-employee directors. The material terms of our Director Compensation Program are described below and reflect the compensation paid to our non-employee directors for the full 2025 fiscal year.

Cash Compensation:

Board Membership	$150,000
Lead Independent Director	$50,000
Audit Committee Chair	$25,000
Audit Committee Member	$15,000
Compensation Committee Chair	$20,000
Compensation Committee Member	$10,000
N&CG Committee Chair	$20,000
N&CG Committee Member	$7,500

Equity Compensation:

Initial Grant: Each non-employee director who is initially elected or appointed to serve on our Board automatically will be granted, on the date on which such non-employee director is appointed or elected to serve on our Board, an RSU award with a value of approximately $150,000, multiplied by a fraction (i) the numerator of which is the difference between 365 and the number of days from the date of the immediately preceding annual meeting of the Company’s stockholders through the election or appointment date and (ii) the denominator of which is 365. These initial grants will vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to such non-employee director’s continued service through the applicable vesting date.

Annual Grant: A non-employee director who is serving on our Board as of the date of the annual meeting of the Company’s stockholders each calendar year will be granted, on such annual meeting date, an RSU award with a value of approximately $150,000. Each annual grant will vest in full on the earlier to occur of (i) the first anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company's stockholders following the grant date, subject to such non-employee director’s continued service through the applicable vesting date.

In each case, the RSU awards will vest in full upon a change in control. If a director is removed from the Board, or iHeartMedia fails to nominate a director for re-election to the Board, in each case, for reasons other than for “cause,” or due to the director’s death or disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date will vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant) through the date of termination of service as a director.
Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

The following table sets forth information regarding the compensation paid to our non-employee directors for the year ended December 31, 2025.

Director Deferred Compensation
We maintain the Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which was amended and restated as of January 1, 2024 and permits our non-employee directors to (i) receive all or a portion of their annual cash retainers (excluding any cash retainers for service on a committee) earned under the Director Compensation Program in the form of fully vested RSUs, which may be deferred and (ii) defer the settlement of all or a portion of any annual RSU awards granted under the Director Compensation Program.
With respect to 2025, Messrs. Englebardt, Gerstner and Millard each elected to defer 100% of their annual cash retainers and RSU awards earned or granted under the Director Compensation Program; Mses. Mills and Monteagudo elected to defer their 2025 annual RSU award.

2025 Director Compensation Table

Name	Fees Earned(1)	Stock Awards(2),(3)	All Other Compensation	Total
Samuel E. Englebardt	$25,000	$299,999	$—	$324,999
Brad Gerstner (former director)	12,500	—	—	12,500
Robert Millard	26,250	262,499	—	288,749
Cheryl Mills	180,000	150,000	—	330,000
Graciela Monteagudo	165,000	150,000	—	315,000
James A. Rasulo	242,500	150,000	—	392,500
Kamakshi Sivaramakrishnan	162,500	150,000	—	312,500
(1) Amounts reflect the cash retainer fees earned by our non-employee directors in 2025, excluding any cash retainer fees elected to be deferred under the Deferred Compensation Plan (which are reported in the Stock Awards column).
(2) The amounts shown for the directors for 2025 represents the full grant date fair value of time-vesting RSUs awarded to them by iHeartMedia in 2025 (including RSUs representing cash retainer fees elected to be deferred in the form of fully vested RSUs), computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. The grant date fair value of the RSUs is based on the closing price of our stock on the applicable grant date.
(3) The following table shows the aggregate number of outstanding unvested RSU awards held as of December 31, 2025 by each non-employee director.

Name	Unvested RSU Awards Outstanding at 2025 Fiscal Year End
Samuel E. Englebardt	121,951
Robert Millard	121,951
Cheryl Mills	121,951
Graciela Monteagudo	121,951
James A. Rasulo	121,951
Kamakshi Sivaramakrishnan	121,951

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation principles with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock and the Special Warrants as of April 7, 2026 by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock as of such date based solely on the most recently available Schedules 13D and 13G filed with the SEC, as applicable.
The number of shares of Class A common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Class A common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock.

	Class A Common Stock(1)		Class B Common Stock(2,3)		Special Warrants(2,4)		Combined Beneficial Ownership(5)	Fully Converted(6)
	Number	Voting Percentage	Number	Percentage of Class	Number	Percentage of Class	Percentage
5% Class A Stockholders(7)
Pacific Investment Management Company LLC ("PIMCO")(8)	22,564,505	17.4%	2,606,005	12.4%	—	—%	19.0%	16.1%
Global Media & Entertainment Investments Ltd(9)	18,140,000	14.0%	—	—%	—	—%	14.0%	11.6%
BlackRock, Inc.(10)	8,291,404	6.4%	—	—%	—	—%	6.4%	5.3%
Oak Hill Advisors, L.P.(11)	3,880,530	3.0%	—	—%	4,761,000	94.7%	6.4%	5.5%
(1) Applicable percentage of ownership for each holder is based on 130,004,255 shares of Class A common stock outstanding on April 7, 2026.
(2) This table reflects all Class B common stock and Special Warrants that are currently convertible or convertible on or before June 6, 2026 into Class A common stock in compliance with certain ownership limitations imposed by our certificate of incorporation and/or FCC regulations in effect as of April 7, 2026. Pursuant to our certificate of incorporation, in certain circumstances, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock, Class B common stock or Special Warrants by any person or entity.
(3) Applicable percentage of ownership for each holder is based on 21,090,196 shares of Class B common stock outstanding on April 7, 2026.
(4) Applicable percentage of ownership for each holder is based on 5,030,019 Special Warrants outstanding on April 7, 2026.
(5) Reflects beneficial ownership of Class A common stock as defined in Rule 13d-3(d)(1) of the Exchange Act. The percentage is calculated as all Class A common stock, Class B common stock and Special Warrants held by the reporting person that are currently convertible or convertible on or before June 6, 2026 in compliance with certain ownership limitations imposed by FCC regulations or our certificate of incorporation as of April 7, 2026.
(6) Reflects ownership of Class A common stock assuming the conversion of all outstanding Class B common stock and exercise of all outstanding Special Warrants into Class A common stock, including any securities that are not currently convertible or convertible on or before June 6, 2026 in compliance with FCC Regulatory Limitations in effect as of April 7, 2026. Applicable percentage of ownership for each holder is based on 130,004,255 shares of Class A common stock outstanding, 21,090,196 shares of Class B common stock outstanding and 5,030,019 Special Warrants outstanding on April 7, 2026.
(7) In accordance with Instruction 3 to Item 403 of Regulation S-K, this table is based solely on information contained in Schedules 13D and 13G filed with the SEC reporting beneficial ownership of more than 5 percent of our Class A common stock, except as specifically noted.
(8) As reported on Schedule 13G/A filed on February 12, 2024 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2023. The securities reported are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. PIMCO reports beneficial ownership with respect to 25,170,510 shares of the Company’s Class A common stock, which reflects sole dispositive power over all such shares and sole voting power with respect to 22,552,941 of such shares. The total reported shares of Class A common stock beneficially owned are comprised of 22,564,505 shares of Class A common stock and 2,606,005 shares of Class B common stock convertible into Class A common stock on or before June 6, 2026 in compliance with FCC Regulatory Limitations in effect as of April 7, 2026. The business address of each reporting person is 650 Newport Center Drive, Newport Beach, CA 92660.
(9) As reported on Schedule 13D/A filed on May 9, 2022 with respect to beneficial ownership of the Company’s Class A common stock as of May 9, 2022. The securities reported were reported as beneficially owned by Global Media & Entertainment Investments Ltd (formerly known as Honeycomb Investments Limited), a company organized under the laws of the Bahamas (“Global”), as to the Shares directly owned by it; The Global Media & Entertainment Investments Trust (formerly known as The Honeycomb Trust), a trust organized under the laws of the Bahamas (the “Trust”), as the sole stockholder of Global; James Hill, a citizen of the United Kingdom, and Simon Groom, a citizen of the United Kingdom (each individually a “Trustee” and collectively, the “Trustees”), as the trustees of Trust; and Michael Tabor, a citizen of the United Kingdom (the “Beneficiary”), as the beneficiary of the Trust. Global and each of the other reporting persons has shared voting and dispositive power with respect to the securities reported. The principal business address of Global, is c/o Rhone Services, Building # 2, Western Business Center, Mount Pleasant Village, Western Road, P.O. Box SP-63131, Nassau, Bahamas. The principal business address of the Trust is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Trustees is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Beneficiary is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco.
(10) As reported on Schedule 13G/A filed on January 26, 2024 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2023. The securities reported are beneficially owned by BlackRock, Inc., which has sole voting power with respect to 8,068,288 shares of the Company’s Class A common stock and sole dispositive power with respect to all of the securities reported. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(11) As reported on Schedule 13G filed on February 13, 2023 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2022. The Schedule 13G is filed on behalf of Oak Hill Advisors, L.P., a Delaware limited partnership ("OHA"), as investment adviser to certain funds and client accounts (directly or through an affiliate) (together, the "Oak Hill Funds"), with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon exercise of Special Warrants directly held by the Oak Hill Funds. The securities reported are held by Oak Hill Funds, which has sole voting power and dispositive power with respect to 8,641,530 shares of Class A Common Stock, including 4,761,000 shares of Class A Common Stock issuable upon exercise of Special Warrants. The business address of the reporting person is One Vanderbilt Avenue, 16th Floor, New York, New York 10017.

Ownership of our Class A and Class B common stock and the Special Warrants may be subject to compliance with various regulatory requirements, including those arising under Federal Communications Laws, federal securities laws, including Section 13 of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Section 203 of the DGCL.

The following table sets forth information regarding beneficial ownership of our Class A common stock as of April 7, 2026, by each of our directors (which includes all nominees); our named executive officers; and all of our directors and executive officers as a group. Shares of our Class A common stock issuable under RSUs that will vest and stock options that will be exercisable on or before June 6, 2026, are deemed beneficially owned for computing the percentage ownership of the person holding the options or RSUs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of all directors and executive officers is 20880 Stone Oak Parkway, San Antonio, TX 78258. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Class A Common Stock(1)
	Number	Percentage
Named Executive Officers, Directors and Director Nominees
Robert W. Pittman(2)	4,957,962	3.8%
Richard J. Bressler(3)	3,981,928	3.0%
Samuel E. Englebardt(4)	655,668	*
Robert Millard(5)	1,696,426	1.3%
Cheryl Mills(6)	371,526	*
Graciela Monteagudo(7)	347,193	*
James A. Rasulo(8)	461,273	*
Kamakshi Sivaramakrishnan(9)	386,593	*
Michael B. McGuinness(10)	498,669	*
All current executive officers and directors as a group (10 individuals)(11)	13,457,238	10.2%
* Less than 1%.
(1) Applicable percentage of ownership for each holder is based on 130,004,255 shares of Class A common stock outstanding on April 7, 2026.
(2) Represents 3,179,905 shares of Class A common stock, stock options representing the right to purchase 461,500 shares of Class A common stock that will vest by June 6, 2026, 1,294,825 RSUs that will vest by May 18, 2026 that are held by Mr. Pittman and 21,732 shares of Class A common stock held by Pittman CC, LLC, an entity 96% owned by Mr. Pittman.
(3) Represents 2,225,603 shares of Class A common stock, stock options representing the right to purchase 461,500 shares of Class A common stock that will vest by June 6, 2026, 1,294,825 RSUs that will vest by May 18, 2026 that are held by Mr. Bressler.
(4) Represents 146,845 shares of Class A common stock, 386,872 DSUs that may be settled by June 6, 2026 and 121,951 unvested DSUs that will vest and may be settled by June 6, 2026 that are held by Mr. Englebardt.
(5) Represents 91,463 DSUs that may be settled by June 6, 2026 and 121,951 unvested DSUs that will vest and may be settled by June 6, 2026 that are held by Mr. Millard and 1,483,012 shares of Class A common stock held indirectly in Grantor Retained Annuity Trusts.
(6) Represents 49,200 shares of Class A common stock, 200,375 DSUs that may be settled by June 6, 2026 and 121,951 unvested DSUs that will vest and may be settled by June 6, 2026 that are held by Ms. Mills.
(7) Represents 6,280 shares of Class A common stock, 218,962 DSUs that may be settled by June 6, 2026 and 121,951 unvested DSUs that will vest and may be settled by June 6, 2026 that are held by Ms. Monteagudo.
(8) Represents 339,322 shares of Class A common stock and 121,951 RSUs that will vest by June 6, 2026 that are held by Mr. Rasulo.
(9) Represents 263,961 shares of Class A common stock and 121,951 RSUs that will vest by June 6, 2026 that are held by Ms. Sivaramakrishnan and 681 shares of Class A common stock held by a trust controlled by Ms. Sivaramakrishnan.
(10) Represents 256,475 shares of Class A common stock, stock options representing the right to purchase 15,600 shares of Class A common stock that will vest by June 6, 2026, 226,594 RSUs that will vest by May 18, 2026 that are held by Mr. McGuinness.
(11) Represents 7,951,284 shares of Class A common stock, vested stock options representing the right to purchase 938,600 shares of Class A common stock, 3,060,146 unvested RSUs that will vest by June 6, 2026 held by our directors and executive officers as a group as of April 7, 2026, 1,385,476 vested and unvested DSUs held by our directors that may be settled by June 6, 2026, and 21,732 shares of Class A common stock held by Pittman CC, LLC.

Delinquent Section 16 Reports
Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2025 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements with the exception of one Form 4 filing for Kamakshi Sivaramakrishnan reporting eight late transactions, and one Form 4 filing for each of Richard Bressler, Robert Pittman, and Michael McGuinness, each reporting three late transactions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Relationships and Transactions
As part of the employment agreement for Robert W. Pittman, we have agreed to provide him with an aircraft for his personal and business use during the term of his employment. On December 23, 2013, one of our subsidiaries entered into an aircraft lease (as amended from time to time, the "Lease") with FalconAgain, Inc., a company controlled by Mr. Pittman (“FalconAgain”), to lease an airplane for his use. On March 22, 2023, following prior review and approval by the Company’s Audit Committee, we extended the Lease until June 1, 2026. The Audit Committee’s review included an assessment to confirm the consistency of the proposed total costs of the Lease with all-in costs for leasing similar aircraft from third-party providers. The Lease provides that we pay a monthly lease payment of $41,477 during the term of the Lease. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). During the years ended December 31, 2025 and 2024, we paid FalconAgain $539,197 and $497,720, respectively.

Policies and Procedures for Related Person Transactions
We have adopted formal written policies and procedures for the review, approval or ratification of certain related person transactions involving us and, among others, any of our executive officers, directors or nominees for director or beneficial owner of more than 5% of any class of iHeartMedia’s voting securities, or their family members or the entities such individuals control (each a “Related Party”). Such transactions must be approved by the Audit Committee of our Board or by a majority of disinterested directors (if any Audit Committee members are involved in such transaction), except that no such approval shall be required for, among other things, certain exempt transactions provided in Item 404 of Regulation S-K. In reviewing such transactions, the Audit Committee must review the known, relevant material facts and circumstances, including (to the extent applicable) the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties or to employees generally; the extent of the Related Party’s interest in the transaction; and whether the Related Party Transaction is overall, in or not inconsistent with the best interests of the Company. In addition, if our management, in consultation with our Chief Executive Officer or President, Chief Financial Officer and Chief Operating Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

OUR EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our current executive officers (as of April 17, 2026):

Name	Age	Position
Robert W. Pittman	72	Chief Executive Officer and Chairman
Richard J. Bressler	68	President, Chief Operating Officer and Director
Michael B. McGuinness	49	Chief Financial Officer
David Hillman	57	Executive Vice President, Chief Legal Officer and Secretary
Robert W. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. For additional biographical information regarding Mr. Pittman, see “Proposal One—Election of Directors.”
Richard J. Bressler has served as our President and Chief Operating Officer since February 2015. From July 2013 to December 2025, Mr. Bressler also served as our Chief Financial Officer. For additional biographical information regarding Mr. Bressler, see “Proposal One—Election of Directors.”
Michael B. McGuinness has served as our Chief Financial Officer since January 2026 and previously served as the Executive Vice President – Finance and Deputy Chief Financial Officer from September 2019 until January 2026. From March 2016 to 2019, Mr. McGuinness was the Senior Vice President, Chief Accounting Officer and Treasurer of The Hain Celestial Group. From 2008 to 2016, Mr. McGuinness was at Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer. Mr. McGuinness holds a B.S. from the State University of New York, Albany and is a Certified Public Accountant.
David A. Hillman has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since April 2025. Mr. Hillman previously served as the Chief Legal Officer of Venu Sports from May 2024 to January 2025. Prior to this, Mr. Hillman worked at Paramount Global from September 2015 through May 2024, last serving as Executive Vice President & General Counsel, CBS Sports and CBS News & Stations. He previously served as General Counsel at both Simon & Schuster and Westwood One. Mr. Hillman holds an A.B. from Dartmouth College and a J.D. from Fordham University School of Law.

QUESTIONS AND ANSWERS ABOUT THE 2026 ANNUAL MEETING OF STOCKHOLDERS
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The Record Date for the Annual Meeting is April 7, 2026. You are entitled to vote at the Annual Meeting only if you are a Class A stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. The holders of our Class B common stock are not entitled to vote on any matter before the Annual Meeting. At the close of business on April 7, 2026, there were 130,004,255 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting.

AM I ENTITLED TO VOTE IF I HOLD CLASS B COMMON STOCK OR SPECIAL WARRANTS?

The holders of Class B common stock and our Special Warrants issued in connection with our Emergence are not entitled to vote on any matter before the Annual Meeting. If the holders of our Class B common stock convert their shares to Class A common stock or the holders of our Special Warrants exercise such warrants for shares of Class A common stock after the Record Date of April 7, 2026, such holders of Class A common stock will not be entitled to vote at the Annual Meeting.

WHY HAVE I RECEIVED A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS”?

As permitted by SEC rules, we are making this proxy statement and our 2025 Annual Report available to certain of our stockholders electronically via the Internet. On or about April 17, 2026, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”) containing instructions on how to access this proxy statement and our 2025 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2025 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, then you should follow the instructions for requesting such materials contained in the Internet Notice.

WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the meeting constitutes a quorum for the transaction of business.

WHO CAN ATTEND AND VOTE AT THE 2026 ANNUAL MEETING OF STOCKHOLDERS?

Class A stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IHRT2026. To participate and vote at the Annual Meeting, you will need the 16-digit control number included on your Internet Notice, proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. Class B stockholders may also join the Annual Meeting as a "Guest." The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin 15 minutes before the meeting time, and you should allow ample time for check-in procedures.

WHY HOLD A VIRTUAL MEETING?

We believe a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. A virtual meeting also improves communications, reduces negative environmental impact and reduces costs for our stockholders and the Company compared to an in person meeting. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/IHRT2026. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting login page.

WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during or prior to the meeting that are pertinent to the Company and the meeting matters, for 15 minutes after the completion of the Annual Meeting, which the Company found was more than sufficient at the 2025 annual meeting of stockholders. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2026 Annual Meeting of Stockholders?” will be permitted to submit questions during the Annual Meeting. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on June 3, 2026 and enter your 16-digit control number. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2026 Annual Meeting of Stockholders?”.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR MORE THAN ONE INTERNET NOTICE?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW CAN I OBTAIN A PAPER COPY OF THE 2025 ANNUAL REPORT?

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, including consolidated financial statements but not including exhibits, to each of our stockholders of record on April 7, 2026, and to each beneficial stockholder on that date upon written request made to Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. A reasonable fee will be charged for copies of requested exhibits.

HOW DO I VOTE?

We recommend that stockholders vote prior to the meeting by proxy even if they plan to attend the Annual Meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

•by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
•by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on June 3, 2026. We encourage stockholders to submit their proxy via telephone or the Internet.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of iHeartMedia prior to the Annual Meeting; or
•by voting during the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote during the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.

WHO WILL COUNT THE VOTES?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 2 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Voting Standard	Effect of Votes Withheld/Abstentions And Broker Non-Votes
Proposal No. 1: Election of the eight nominees named in the proxy statement as directors, each for a one-year term ending at the 2027 annual meeting of stockholders	Plurality of votes cast	Votes withheld and broker non-votes will have no effect.
Proposal No. 2: To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026	Majority of votes cast	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	Majority of votes cast	Abstentions and broker non-votes will have no effect.
Proposal No. 4: To approve an amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan.	Majority of votes cast	Abstentions and broker non-votes will have no effect.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on the election of directors, and abstentions will have no effect on Proposals 2, 3 and 4.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as Proposals 1, 3 and 4. Broker non-votes count for purposes of determining whether a quorum is present.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS?

We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

ADDITIONAL INFORMATION
Stockholder Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 20880 Stone Oak Parkway, San Antonio, TX 78258. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December 18, 2026. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary.
In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2027 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on March 6, 2027 and not before the opening of business on February 4, 2027. However, if the 2027 annual meeting of stockholders is more than 30 days earlier or later than the first anniversary of the Annual Meeting, notice must be so delivered or received no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2027 annual meeting of stockholders.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, any notice of director nomination submitted to the Company must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Householding of Annual Meeting Materials
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials for the Annual Meeting or in the future, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of iHeartMedia who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 7, 2026, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO SECRETARY, IHEARTMEDIA, INC., 20880 STONE OAK PARKWAY, SAN ANTONIO, TX 78258. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors,

David A. Hillman
Executive Vice President, Chief Legal Officer and Secretary
San Antonio, TX
April 17, 2026

Annex A

Supplemental Disclosure Regarding Non-GAAP Financial Information

Non-GAAP Financial Measures

We define Adjusted EBITDA as consolidated Operating income (loss) adjusted to exclude restructuring expenses included within Direct operating expenses and SG&A expenses, and share-based compensation expenses included within SG&A expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense, net. Alternatively, Adjusted EBITDA is calculated as Net loss, adjusted to exclude Income tax (benefit) expense, Interest expense, net, Depreciation and amortization, Loss on investments, net, Gain on extinguishment of debt, Other expense, net, Equity in loss of nonconsolidated affiliates, net, Impairment charges, Other operating expense, net, Share-based compensation expense, and restructuring expenses. Restructuring expenses primarily include expenses incurred in connection with cost-saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle.

We use Adjusted EBITDA, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or net (loss) income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net (loss) income, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

We define Free Cash Flow as Cash provided by operating activities less capital expenditures, which is disclosed as Purchases of property, plant and equipment in the Company's Consolidated Statements of Cash Flows. We define Adjusted Free Cash Flow as Free Cash Flow further adjusted to include proceeds from real estate sales. We use Free Cash Flow and Adjusted Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations; and include proceeds from real estate sales in the case of Adjusted Free Cash Flow. In addition, we believe that Free Cash Flow and Adjusted Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies.

Since Free Cash Flow and Adjusted Free Cash Flow are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow and Adjusted Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.

Reconciliation of Operating Loss to Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2025	2024
Operating loss	$(20,640)	$(763,108)
Depreciation and amortization	360,047	409,582
Impairment charges	213,908	922,681
Other operating expense, net	10,634	2,767
Share-based compensation expense	44,104	32,311
Restructuring expenses	77,714	101,384
Adjusted EBITDA	$685,767	$705,617

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2025	2024
Net loss	$(471,887)	$(1,009,494)
Income tax benefit	(1,795)	(158,402)
Interest expense, net	402,535	379,434
Depreciation and amortization	360,047	409,582
EBITDA	$288,900	$(378,880)
(Gain) loss on investments, net	43,025	(75,523)
Loss on extinguishment of debt	1,577	97,305
Other (income) expense, net	(1,093)	926
Equity in loss of nonconsolidated affiliates	6,998	2,646
Impairment charges	213,908	922,681
Other operating expense, net	10,634	2,767
Share-based compensation expense	44,104	32,311
Restructuring expenses	77,714	101,384
Adjusted EBITDA	$685,767	$705,617

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow including net proceeds from real estate sales

(In thousands)	Year Ended December 31,
	2025	2024
Cash provided by operating activities	$92,583	$71,429
Purchases of property, plant and equipment	(81,672)	(97,594)
Free cash flow	$10,911	$(26,165)
Net proceeds from real estate sales(1)	19,999	210
Free Cash Flow including net proceeds from real estate sales(1)	$30,910	$(25,955)
Interest paid for the Debt Exchange Transaction(2)	—	46,321
Debt Exchange Transaction fees(2)	—	88,970
Free cash flow excluding the impacts of the Debt Exchange Transaction(2)	$30,910	$109,336
(1)During the three months and year ended December 31, 2025, we deployed capital expenditures to accelerate the proactive streamlining of our real estate footprint aimed at reducing our structural cost base. This initiative has succeeded in making certain real estate assets redundant, enabling the Company to sell such assets to partially fund the initiative’s gross capital expenditures.
(2)We completed the Debt Exchange Transaction in the fourth quarter of 2024 which resulted in $89 million of Debt Exchange fees, and $46 million of cash paid for accrued interest that would have been paid in 2025 under the old debt terms.

Annex B
SECOND AMENDMENT TO THE
IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN

THIS SECOND AMENDMENT TO the IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted by iHeartMedia, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has delegated authority to its Compensation Committee to serve as the “Administrator” of the Plan (as defined in and within the meaning of the Plan) and, pursuant to Section 3.2 of the Plan, the Board may re-vest in itself the authority to serve as the Administrator of the Plan at any time;

WHEREAS, pursuant to Section 10.4 of the Plan, the Plan may be amended by the Administrator at any time and for any reason, subject to the terms of the Plan; and

WHEREAS, the Board has adopted this Amendment, subject to approval by the stockholders of the Company within twelve months following the date of such action.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, effective upon, and subject to, approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.Section 4.3 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 32,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.”

2.Section 10.3 of the Plan is hereby amended and restated in its entirety to read as follows:

“10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Company’s stockholders approve the Plan and will remain in effect until the tenth anniversary of June 4, 2026, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from April 7, 2026.”

3.Section 10.7 of the Plan is hereby amended and restated in its entirety to read as follows:

“10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, and to the fullest extent permitted by Applicable Laws and the Company’s certificate of incorporation and bylaws, (a) no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary, and (b) the Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.”

4.Section 10.15 of the Plan is hereby amended and restated in its entirety to read as follows:

“10.15 Conformity to Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.”

5.Section 11.2 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.2 “Applicable Laws” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.”

6.Section 11.26 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.26 “Overall Share Limit” means the sum of (a) 32,000,000 Shares and (b) Shares which, as of the original effective date of the Plan (the “Effective Date”), are subject to Prior Plan Awards which, on or following such date, become available for issuance under the Plan pursuant to Article IV (which aggregate number added to the Overall Share Limit shall not exceed 10,743,222 Shares).”

7.Effective as of the date on which the Company’s stockholders approve this Amendment, this Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment is approved by the stockholders of the Company within twelve (12) months of the date hereof.

8.Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of iHeartMedia, Inc. on April 7, 2026 and was approved by the stockholders of iHeartMedia, Inc. on June 4, 2026.

iHeartMedia, Inc.

By: __________________________
David Hillman
Executive Vice President, Chief Legal Officer and Secretary

Date: _________________________

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2026 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IHRT2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2026 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V92553-P47172 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IHEARTMEDIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of the following eight director nominees, each for a one-year term ending at the 2027 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert W. Pittman
02) James A. Rasulo
03) Richard J. Bressler
04) Samuel E. Englebardt
05) Robert Millard
06) Cheryl Mills
07) Graciela Monteagudo
08) Kamakshi Sivaramakrishnan

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V92554-P47172

IHEARTMEDIA, INC.
Annual Meeting of Stockholders
June 4, 2026 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert W. Pittman, Richard J. Bressler and David Hillman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of iHeartMedia, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Eastern Time on June 4, 2026, via a live webcast at www.virtualshareholdermeeting.com/IHRT2026, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side